Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: AKUMIN INC., et al.,[1] Debtors.	Chapter 11 Case No. 23-90827 (CML) (Joint Administration Requested)

JOINT PREPACKAGED CHAPTER 11 PLAN

OF REORGANIZATION OF AKUMIN INC. AND ITS DEBTOR AFFILIATES

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

JACKSON WALKER L.L.P.

Matthew D. Cavenaugh (TX Bar No. 24062656)

Jennifer F. Wertz (TX Bar No. 24072822)

J. Machir Stull (TX Bar No. 24070697)

Victoria N. Argeroplos (TX Bar No. 24105799)

1401 McKinney Street, Suite 1900

DORSEY & WHITNEY LLP Eric Lopez Schnabel (pro hac vice pending) Rachel P. Stoian (pro hac vice pending) Michael Galen (pro hac vice pending) 51 West 52nd Street New York, New York 10019
Houston, Texas 77010		Telephone:	(212) 415-9200
Telephone: Facsimile: Email:	(713) 752-4200 (713) 752-4221 mcavenaugh@jw.com jwertz@jw.com mstull@jw.com vargeroplos@jw.com	Facsimile: Email:	(212) 953-7201 schnabel.eric@dorsey.com stoian.rachel@dorsey.com galen.michael@dorsey.com

Proposed Co-Counsel to the Debtors and Debtors in Possession		Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: October 22, 2023

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A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/Akumin The Debtors’ service address is 8300 W. Sunrise Boulevard, Plantation, Florida 33322.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	17
C.	Computation of Time	18
D.	Governing Law	18
E.	Reference to Monetary Figures	18
F.	Reference to the Debtors or the Reorganized Debtors	18
G.	Nonconsolidated Prepackaged Plan	18
H.	Controlling Document	18
I.	Consultation, Information, Notice, and Consent Rights	19

ARTICLE II. ADMINISTRATIVE CLAIMS, DIP CLAIMS, PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES		19
A.	Administrative Claims	19
B.	DIP Claims	19
C.	Professional Fee Claims	19
D.	Priority Tax Claims	20
E.	Payment of Restructuring Expenses	20

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		21
A.	Classification of Claims and Interests	21
B.	Treatment of Claims and Interests	21
C.	Special Provision Governing Unimpaired Claims	26
D.	Elimination of Vacant Classes	27
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes	27
F.	Intercompany Interests	27
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	27
H.	Controversy Concerning Impairment	27
I.	Subordinated Claims	27

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		28
A.	General Settlement of Claims and Interests	28
B.	Sale Transaction Election Deadline; Successful Bid	28
C.	Restructuring Transactions	28
D.	Continued Corporate Existence	30
E.	Vesting of Assets in the Reorganized Debtors or Post-Effective Date Debtors	30
F.	Cancellation of Existing Securities and Agreements	30
G.	Cancellation of Certain Existing Security Interests	30
H.	Sources of Consideration for Plan Distributions	31
I.	New Common Stock	31
J.	Consenting Investor Direct Investment and Cash Contribution	32
K.	CVR Agreement and CVR Distribution Framework	32
L.	New Notes and New RCF Exit Facility Agreement	34
M.	Corporate Action	35
N.	New Corporate Governance Documents	35
O.	Preservation of Causes of Action	36
P.	Certain Securities Law Matters	37
Q.	1146 Exemption	37
R.	Additional Sale Transaction Provisions	38
S.	Director and Officer Liability Insurance	38
T.	Indemnification Obligations	39

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ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		39
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	39
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	40
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	40
D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	41
E.	Insurance Policies	42
F.	Reservation of Rights	42
G.	Nonoccurrence of Effective Date	42
H.	Contracts and Leases Entered Into After the Petition Date	42

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		42
A.	Distributions on Account of Claims Allowed as of the Effective Date	42
B.	Disbursing Agent	43
C.	Rights and Powers of Disbursing Agent	43
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	43
E.	Manner of Payment	45
F.	Compliance with Tax Requirements	45
G.	Allocations	45
H.	No Postpetition Interest on Claims	46
I.	Foreign Currency Exchange Rate	46
J.	Setoffs and Recoupment	46
K.	Claims Paid or Payable by Third Parties	46

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		47
A.	Disputed Claims Process	47
B.	Allowance of Claims	48
C.	Claims Administration Responsibilities	48
D.	Estimation of Claims and Interests	48
E.	Adjustment to Claims or Interests without Objection	48
F.	Disallowance of Claims or Interests	49
G.	No Distributions Pending Allowance	49
H.	Distributions After Allowance	49
I.	No Interest	49
J.	Accrual of Dividends and Other Rights	49

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		49
A.	Discharge of Claims and Termination of Interests	49
B.	Release of Liens	50
C.	Releases by the Debtors	50
D.	Releases by the Releasing Parties	51
E.	Exculpation	52
F.	Injunction	53
G.	Protections Against Discriminatory Treatment	54
H.	Document Retention	54
I.	Reimbursement or Contribution	54

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		54
A.	Conditions Precedent to the Effective Date	54
B.	Waiver of Conditions	56
C.	Effect of Failure of Conditions	56
D.	Substantial Consummation	56

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		57
A.	Modification and Amendments	57
B.	Effect of Confirmation on Modifications	57
C.	Revocation or Withdrawal of Prepackaged Plan	57

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ARTICLE XI. RETENTION OF JURISDICTION		57

ARTICLE XII. MISCELLANEOUS PROVISIONS		59
A.	Immediate Binding Effect	59
B.	Additional Documents	60
C.	Payment of Statutory Fees	60
D.	Statutory Committee and Cessation of Fee and Expense Payment	60
E.	Reservation of Rights	60
F.	Successors and Assigns	60
G.	Notices	60
H.	Term of Injunctions or Stays	61
I.	Entire Agreement	61
J.	Plan Supplement	62
K.	Severability of Prepackaged Plan Provisions	62
L.	Votes Solicited in Good Faith	62
M.	Closing of Chapter 11 Cases	62
N.	Waiver or Estoppel	62
O.	Creditor Default	63

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INTRODUCTION

Akumin Inc. and the above-captioned debtors and debtors in possession (collectively, the “Debtors”), propose this joint prepackaged chapter 11 plan of reorganization (as modified, amended, or supplemented from time to time, the “Prepackaged Plan”) for the resolution of the outstanding claims against, and equity interests in, the Debtors. Although proposed jointly for administrative purposes, the Prepackaged Plan constitutes a separate Prepackaged Plan for each Debtor. Holders of Claims against, or Interests in, the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, projections of future operations, risk factors, a summary and analysis of this Prepackaged Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Prepackaged Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PREPACKAGED PLAN ARE ENCOURAGED TO READ THE PREPACKAGED PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PREPACKAGED PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Prepackaged Plan, capitalized terms have the meanings set forth below.

1. “1125(e) Exculpation Parties” means, collectively, and in each case in its capacity as such: (a) each of the Exculpated Parties; (b) the directors and officers of any of the Debtors; (c) each Consenting Stakeholder; (d) each Prepetition Debt Facility Agent; and (e) with respect to each of the foregoing parties, the Related Parties thereof.

2. “Accredited Investor” has the meaning provided in ARTICLE IV.K of the Prepackaged Plan.

3. “Ad Hoc Noteholder Group” means that certain ad hoc group comprised of beneficial holders (or investment managers or advisors to beneficial holders) of Prepetition Senior Secured Notes represented by the Ad Hoc Noteholder Group Advisors.

4. “Ad Hoc Noteholder Group Advisors” means Akin Gump Strauss Hauer & Feld LLP and any other attorneys, accountants, other professionals, advisors, and consultants for the Ad Hoc Noteholder Group, if any, as may be mutually agreed to by the Required Consenting Noteholders, the Consenting Investor, and the Debtors.

5. “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date and through the Effective Date; (b) Allowed Professional Fee Claims; (c) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code; and (d) Restructuring Expenses.

6. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if the reference Entity was a debtor in a case under the Bankruptcy Code.

7. “Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim allowed pursuant to the Prepackaged Plan or a Final Order; (b) a Claim that is scheduled by the Debtors as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim that is evidenced by a Proof of Claim or a request for payment of an Administrative Claim, as applicable (or for which Claim a Proof of Claim is not required under the Prepackaged Plan, the Bankruptcy Code, or a Final Order); provided that with respect to a Claim described in clauses (b) and (c) above, such Claim shall be Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof is interposed within the applicable period of time fixed by the Prepackaged Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order; provided, further, that the Reorganized Debtors or Post-Effective Date Debtors shall retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise Unimpaired pursuant to the Prepackaged Plan. To the extent applicable, any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no contrary or superseding Proof of Claim is or has been timely Filed, or that is not or has not been Allowed by a Final Order, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Unless expressly waived by the Prepackaged Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable.

8. “Assumed Executory Contracts and Unexpired Leases Schedule” means a schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Prepackaged Plan, which may be included in the Plan Supplement (if applicable in connection with a Sale transaction), as the same may be amended, modified, or supplemented from time to time.

9. “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy Law, including Claims, Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer Laws.

10. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

11. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

12. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

13. “Bidding Procedures” means the procedures governing the auction and the Sale Transaction, as approved by the Bankruptcy Court and as may be amended from time to time in accordance with their terms, a substantially final form of which is attached as Exhibit G to the Restructuring Support Agreement.

14. “Bidding Procedures Motion” means the motion Filed by the Debtors seeking entry of an order approving the Bidding Procedures.

15. “Bidding Procedures Order” means the order entered by the Bankruptcy Court approving the Bidding Procedures and establishing deadlines for the submission of bids and the auction in accordance with such procedures, which order shall be consistent in all material respects with the Restructuring Support Agreement and this Prepackaged Plan.

16. “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

17. “Cash” or “$” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

18. “Cash Collateral” has the meaning ascribed to such term in section 363(a) of the Bankruptcy Code.

19. “Cause of Action” or “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, judgments, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, and guaranties, of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by Law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of state, provincial, or federal Law or breach of any duty imposed by Law or in equity, including securities Laws, negligence, and gross negligence; (c) the right to object to or otherwise contest Claims or Interests; (d) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (e) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (f) any other Avoidance Action.

20. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

21. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

22. “Claims and Balloting Agent” means Epiq Bankruptcy Solutions, LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases.

23. “Claims Register” means the official register of Claims and Interests maintained by the Claims and Balloting Agent.

24. “Class” means a class of Claims or Interests as set forth in ARTICLE III of the Prepackaged Plan pursuant to section 1122(a) of the Bankruptcy Code.

25. “Clearing Price” has the meaning set forth in Article I.A.179 of the Prepackaged Plan.

26. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

27. “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

28. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

29. “Confirmation Hearing” means the hearing to be held by the Bankruptcy Court on confirmation of the Prepackaged Plan and the adequacy of the Disclosure Statement, as such hearing may be continued from time to time.

30. “Confirmation Order” means the order of the Bankruptcy Court confirming the Prepackaged Plan pursuant to, inter alia, section 1129 of the Bankruptcy Code and approving the Disclosure Statement as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code, which order shall be consistent with the terms of the Restructuring Support Agreement, including the consent rights contained therein.

31. “Consenting 2025 Noteholders” has the meaning set forth in the Restructuring Support Agreement.

32. “Consenting 2028 Noteholders” has the meaning set forth in the Restructuring Support Agreement.

33. “Consenting Equityholders” has the meaning set forth in the Restructuring Support Agreement.

34. “Consenting Investor” has the meaning set forth in the Restructuring Support Agreement.

35. “Consenting Investor Advisors” means Moelis & Company LLC and Sidley Austin LLP in their capacity as advisors to the Consenting Investor.

36. “Consenting Investor Cash Contribution” has the meaning set forth in ARTICLE III.B.9(b)(i) of the Prepackaged Plan.

37. “Consenting Investor Direct Investment” means an investment on the Effective Date in the amount of the Consenting Investor Direct Investment Amount in accordance with the Restructuring Support Agreement and Article V.J of the Prepackaged Plan.

38. “Consenting Investor Direct Investment Amount” means $130,000,000.00; provided that any new money funded by the Consenting Investor under the DIP Facility (or any other new money contributions made by the Consenting Investor to the Debtors prior to the Effective Date), and any paid-in-kind interest accrued with respect thereto, shall reduce the Consenting Investor Direct Investment Amount on a dollar-for-dollar basis.

39. “Consenting Non-Debtor Hospital Partner Entities” has the meaning set forth in the Restructuring Support Agreement.

40. “Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

41. “Consenting Physician-Owned Entities” has the meaning set forth in the Restructuring Support Agreement.

42. “Consenting RCF Lenders has the meaning set forth in the Restructuring Support Agreement.

43. “Consenting RCF Lender Advisors” means (a) King & Spalding LLP, (b) one local counsel to the Consenting RCF Lenders, (c) such other attorneys, accountants, other professionals, advisors, and consultants for the Consenting RCF Lenders, if any, as may be mutually agreed to by the Required Consenting RCF Lenders, the Consenting Investor, and the Debtors.

44. “Consenting Stakeholders” has the meaning set forth in the Restructuring Support Agreement.

45. “Consummation” means the occurrence of the Effective Date.

46. “Cure” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

47. “CVR Agent” means the agent to be specified in and to be party to the CVR Agreement.

48. “CVR Agreement” means that certain agreement setting forth the full terms and conditions of the CVRs, a substantially final form of which shall be filed with the Plan Supplement and shall be consistent in form and substance with this Prepackaged Plan and the form attached to the Restructuring Support Agreement as Exhibit J.

49. “CVR Distribution Framework” means the procedures set forth in ARTICLE IV.K of the Prepackaged Plan (and as may be supplemented in the Plan Supplement) to be utilized by the Reorganized Debtors to distribute the CVRs pursuant to the Prepackaged Plan in a manner to ensure compliance with the Securities Exchange Act, solely to the extent that the Securities Exchange Act is applicable.

50. “CVR Distribution Conditions” means the conditions set forth in the CVR Distribution Framework that are required to be satisfied by an individual recipient prior to such recipient becoming eligible to receive CVRs.

51. “CVR Notice” has the meaning provided in ARTICLE IV.K of the Prepackaged Plan.

52. “CVR Recipient Certification” has the meaning provided in ARTICLE IV.K of the Prepackaged Plan.

53. “CVR Recipient Conditions” has the meaning provided in ARTICLE IV.K of the Prepackaged Plan.

54. “CVRs” means those certain uncertificated, non-transferrable (unless expressly permitted therein) contractual contingent value rights to be governed by the CVR Agreement entered into by the Parent, Consenting Investor and the CVR Agent.

55. “CVR Submission Deadline” has the meaning provided in ARTICLE IV.K of the Prepackaged Plan.

56. “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

57. “Debtors” means Akumin Inc.; Advanced Diagnostic Group, LLC; Advanced Diagnostic Resources, LLC; Affiliated PET Systems, L.L.C.; AFO Imaging, Inc.; Akumin FL, LLC; Akumin Florida Holdings, LLC; Akumin Health Illinois, LLC; Akumin Holdings Corp.; Akumin Operating Corp.; Alliance Imaging NC, LLC; Alliance Oncology of Arizona, LLC; Alliance Radiosurgery, LLC; Decatur Health Imaging, L.L.C.; Diagnostic Health Center of Anchorage, LLC; Greater Boston MRI Limited Partnership; Greater Boston MRI Services, LLC; Imaging Center of West Palm Beach LLC; InMed Diagnostic Services of MA, LLC; LCM Imaging, Inc.; Medical Diagnostics, LLC; Medical Outsourcing Services, LLC; Mid-American Imaging Inc.; Monroe PET, LLC; MUSC Health Cancer Care Organization, LLC; NEHE/WSIC II, LLC; NEHE-MRI, LLC; Neospine Blocker Corp.; New England Health Imaging—Houlton, LLC; New England Molecular Imaging LLC; PET Scans of America Corp.; PMI Partners, LLC; PREFERRED IMAGING AT CASA LINDA PLAZA, LLC; PREFERRED IMAGING AT THE MEDICAL CENTER, LLC; PREFERRED IMAGING HEB, LLC; Preferred Imaging of Austin, LLC; Preferred Imaging of Corinth, LLC; Preferred Imaging of Denton, LLC; Preferred Imaging of Fort Worth, LLC; Preferred Imaging of Frisco, LLC; PREFERRED IMAGING OF GARLAND, LLC; PREFERRED IMAGING OF GRAPEVINE/COLLEYVILLE, LLC; Preferred Imaging of Irving, LLC; Preferred Imaging of McKinney, LLC; Preferred Imaging of Mesquite, LLC; PREFERRED IMAGING OF PLANO, LLC; Preferred Imaging on Plano Parkway, LLC; PREFERRED OPEN MRI, LLC; ROUND ROCK IMAGING, LLC; Shared P.E.T. Imaging, LLC; SMT Health Services, LLC; SyncMed, LLC; Three Rivers Holding, LLC; TIC Acquisition Holdings, LLC; USR Holdings, LLC; Vista PEM Providers, LLC; Western Massachusetts Magnetic Resonance Services, LLC; Woodland Diagnostic Imaging, LLC; and New England Health Enterprises Business Trust.

58. “Debtor Release” means the release set forth in ARTICLE VIII.C of the Prepackaged Plan.

59. “Definitive Documents” means the documents listed in Section 3 of the Restructuring Support Agreement, as modified, amended, or supplemented from time to time, in accordance with the Restructuring Support Agreement and Article I.I herein.

60. “DIP Agent” means the administrative agent, collateral agent, or similar Entity under the DIP Facility.

61. “DIP Claims” means any and all Claims arising under, derived from, or based upon the DIP Facility Documents, which DIP Claims shall have the priorities set forth in the DIP Facility Term Sheet or DIP Credit Agreement, as applicable and the DIP Orders.

62. “DIP Credit Agreement” means a junior secured debtor in possession credit agreement that governs the DIP Facility among Parent as borrower, the Debtor guarantors as party thereto, and the lender parties thereto, as may be amended, amended and restated, supplemented, or modified from time to time, in a form to be agreed upon by the Debtors and the DIP Lenders, which shall be in form and substance consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein

63. “DIP Facility” means the junior secured debtor in possession financing facility for the DIP Loans, in the aggregate principal amount of $75 million, entered into on the terms and conditions set forth in the DIP Facility Documents.

64. “DIP Facility Documents” means any documents governing the DIP Facility that are entered into in accordance with the DIP Facility Term Sheet (or DIP Credit Agreement, as applicable), and the DIP Orders, and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, securities agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

65. “DIP Facility Term Sheet” means the DIP Loan Term Sheet attached as Exhibit F to the Restructuring Support Agreement and the DIP Orders; provided, that following entry of the DIP Orders, the version attached to the DIP Order shall control.

66. “DIP Lenders” means the lenders providing the DIP Facility under the DIP Facility Documents.

67. “DIP Loans” means the loans provided under the DIP Facility, which shall be converted into New Common Stock on the Effective Date in accordance with Article II.B. of the Prepackaged Plan.

68. “DIP Orders” means, together, the Interim DIP Order and the Final DIP Order.

69. “Disbursing Agent” means, as applicable, the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, the Post-Effective Date Plan Administrator, or such other Entity or Entities selected by the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, or the Post-Effective Date Plan Administrator, in each case, in consultation with the Consenting Stakeholders, as applicable, to make or facilitate distributions pursuant to the Prepackaged Plan.

70. “Disclosure Statement” means the disclosure statement for the Prepackaged Plan, including all exhibits and schedules thereto, to be approved by the Confirmation Order, a copy of which is attached to the Restructuring Support Agreement as Exhibit E.

71. “Disputed” means, as to a Claim or an Interest, any Claim or Interest: (a) that is not Allowed; (b) that is not disallowed by the Prepackaged Plan, the Bankruptcy Code, or a Final Order, as applicable; (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy Law; (d) that is Filed in the Bankruptcy Court and not withdrawn, as to which a timely objection or request for estimation has been Filed; and (e) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

72. “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims and Interests entitled to receive distributions under the Prepackaged Plan.

73. “Distribution Record Date” means the record date for purposes of making distributions under the Prepackaged Plan on account of Allowed Claims and Interests except with respect to public securities, which date shall be on or as soon as is reasonably practicable after the Effective Date, subject to the consent of the Consenting Investor, reasonable consent of the Required Consenting Noteholders, and, solely as the Distribution Record Date relates to Holders of Prepetition RCF Claims, the Required Consenting RCF Lenders.

74. “DTC” means the Depository Trust Company.

75. “Effective Date” means, as to the applicable Debtor, the date that is the first Business Day on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Prepackaged Plan have been satisfied or waived in accordance with Article IX.B of the Prepackaged Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

76. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code, including “person” (as defined in section 101(41) of the Bankruptcy Code) and “governmental unit” (as defined in section 101(27) of the Bankruptcy Code).

77. “Estate” means as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

78. “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq., as amended from time to time.

79. “Exculpated Parties” means collectively, and in each case in its capacity as such: (a) the Debtors; and (b) any statutory committees appointed in the chapter 11 cases and each of their respective members.

80. “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

81. “Existing Common Stock Interests” means shares of the class of common stock of Parent, which is traded and quoted on the NASDAQ under the symbol “AKU” and Toronto Stock Exchange under the symbol “AKU.TO”, that existed immediately prior to the Effective Date, including (i) any restricted stock units of Parent that vest upon a “change of control” transaction and (ii) the exercise of any stock options Parent in accordance with their terms prior to the Effective Date.

82. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

83. “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

84. “Final DIP Order” means any order approving the DIP Facility and authorizing the Debtors’ use of Cash Collateral on a final basis.

85. “Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter that has not been reversed, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

86. “General Unsecured Claim” means any Claim against any of the Debtors that is not (a) paid in full prior to the Effective Date pursuant to an order of the Bankruptcy Court; (b) an Administrative Claim; (c) a DIP Claim;] (d) a Secured Claim; (e) an Other Secured Claim; (f) a Priority Tax Claim; (g) an Other Priority Claim; (h) a Prepetition 2025 Notes Claim; (i) a Prepetition 2028 Notes Claim; (j) a Prepetition Series A Note Claim; (k) a Prepetition RCF Claim; (l) an Intercompany Claim; or (m) a Section 510(b) Claim.

87. “Governing Body” means, in each case in its capacity as such, the board of directors, board of managers, manager, general partner, special committee, or such similar governing body of any of the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable.

88. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

89. “Holder” means an Entity holding a Claim against or an Interest in a Debtor, as applicable.

90. “Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

91. “Intercompany Claim” means any Claim against a Debtor or an Affiliate of a Debtor held by another Debtor or an Affiliate of a Debtor.

92. “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

93. “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, performance shares, performance units, redemption rights, repurchase rights, convertible, exercisable or exchangeable Securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

94. “Interim DIP Order” means one or more orders entered on an interim basis approving the DIP Facility and the DIP Facility Documents and authorizing the Debtors’ use of Cash Collateral.

95. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

96. “Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

97. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

98. “Maximum CVR Recipients” has the meaning provided in ARTICLE IV.K of the Prepackaged Plan.

99. “Nasdaq” means Nasdaq Stock Market, together with any successors thereto.

100. “New 2027 Notes” means new senior secured notes due 2027 in an aggregate initial principal amount of $475 million to be issued by Reorganized Parent on the Effective Date and governed by the New 2027 Notes Indenture; provided, that the aggregate principal amount of the New 2027 Notes to be issued pursuant to the Prepackaged Plan shall be reduced dollar-for-dollar by the aggregate principal amount of the Selected Reverse Dutch Election Participating Notes that are Prepetition 2025 Notes. For the avoidance of doubt, the aggregate principal amount of the New 2027 Notes shall not be reduced on account of any Reverse Dutch Election Participating Notes for which the applicable holder does not receive any Reverse Dutch Election Available Proceeds on account of such Reverse Dutch Election Participating Notes.

101. “New 2027 Notes Indenture” means the indenture that will govern the New 2027 Notes, a substantially final form of which is attached as Exhibit H to the Restructuring Support Agreement and shall be filed with the Plan Supplement.

102. “New 2028 Notes” means new senior secured notes due 2028 in an aggregate initial principal amount of $375 million to be issued by Reorganized Parent on the Effective Date and governed by the New 2028 Notes Indenture; provided, that the aggregate principal amount of the New 2028 Notes to be issued pursuant to the Prepackaged Plan shall be reduced dollar-for-dollar by the aggregate principal amount of the Selected Reverse Dutch Election Participating Notes that are Prepetition 2028 Notes. For the avoidance of doubt, the aggregate principal amount of the New 2028 Notes shall not be reduced on account of any Reverse Dutch Election Participating Notes for which the applicable holder does not receive any Reverse Dutch Election Available Proceeds on account of such Reverse Dutch Election Participating Notes.

103. “New 2028 Notes Indenture” means the indenture that will govern the New 2028 Notes, a substantially final form of which is attached as Exhibit I to the Restructuring Support Agreement and shall be filed with the Plan Supplement.

104. “New Board” means the boards of directors or members of the applicable Governing Bodies of the applicable Reorganized Debtors or Post-Effective Date Debtors, as applicable, and as set forth in the Plan Supplement.

105. “New Common Stock” means, if the Reorganization Transaction occurs, shares of common stock of Reorganized Parent to be issued on the Effective Date or as otherwise permitted pursuant to the New Corporate Governance Documents.

106. “New Corporate Governance Documents” means the documents providing for corporate governance of the Reorganized Debtors or Post-Effective Date Debtors, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which (a) shall be consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein and (b) will be filed with the Plan Supplement solely to the extent of any material amendments to the Prepetition Organizational Documents. For the avoidance of doubt, the New Corporate Governance Documents of Reorganized Parent shall be filed in the Plan Supplement.

107. “New Debt Documents” means, collectively, the New 2027 Notes Indenture, the New 2028 Notes Indenture, the New RCF Exit Facility Agreement, and all other agreements, documents, and instruments evidencing or securing the New Debt Facilities, to be delivered or entered into in connection therewith (including any guarantee agreements (including the New Debt Facilities Guarantees), pledge and collateral agreements, intercreditor agreements, subordination agreements, commitment letters, term sheets, fee letters, and other security documents), each of which shall be consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein.

108. “New Debt Facilities” means, collectively, the New RCF Exit Facility and the New Notes.

109. “New Debt Facilities Guarantees” means, collectively, the New Debt Facilities Non-Debtor Hospital Partner Entity Guarantees and the New Debt Facilities Physician-Owned Entity Guarantees.

110. “New Debt Facilities Non-Debtor Hospital Partner Entity Guarantees” means those certain secured guarantees of the obligations arising under the New Debt Facilities, to be provided by the Consenting Non-Debtor Hospital Partner Entities, as guarantors in favor of one or more of the Company Parties as obligor of the obligations under the New Debt Documents from and after the Effective Date, which guarantees and related liens and security interests (together with any amendments thereto) shall be subject to the consent rights set forth in the Restructuring Support Agreement and in form and substance reasonably acceptable to the Consenting Non-Debtor Hospital Partner Entities (which consent shall not be unreasonably withheld).

111. “New Debt Facilities Physician-Owned Entity Guarantees” means those certain secured guarantees of the obligations arising under the New Debt Facilities, to be provided by the Consenting Physician-Owned Entities as guarantors in favor of one or more of the Company Parties as obligor for the obligations under the New Debt Documents from and after the Effective Date, which guarantees, liens and security interests (together with any amendments thereto) shall be subject to the consent rights set forth in the Restructuring Support Agreement and in form and substance reasonably acceptable to the Consenting Physician-Owned Entities (which consent shall not be unreasonably withheld).

112. “New Notes” means, collectively, the New 2027 Notes and the New 2028 Notes.

113. “New RCF Exit Facility” means a new revolving credit facility to be entered into by certain of the Debtors on the Effective Date.

114. “New RCF Exit Facility Agreement” means the revolving credit agreement governing the New RCF Exit Facility, a copy of which will be filed in the Plan Supplement, which shall be consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein.

115. “Other Equity Interests” means any and all Interests in the Debtors other than Existing Common Stock Interests or Intercompany Interests, including any and all outstanding and unexercised or unvested Prepetition Consenting Investor Warrants, other warrants, options, or rights to acquire Existing Common Stock Interests or other Interests in the Debtors existing immediately prior to the Effective Date and any Section 510(b) Claims.

116. “Other Priority Claim” means any unsecured Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

117. “Other Secured Claim” means any Secured Claim other than a DIP Claim, Prepetition 2025 Notes Claim, Prepetition 2028 Notes Claim, or Prepetition RCF Claim.

118. “Parent” means Akumin Inc.

119. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

120. “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

121. “Plan Administrator Agreement” means, in the event of a Sale Transaction that results in one or more Post-Effective Date Debtor(s), the agreement between the Post-Effective Date Plan Administrator and the Post-Effective Date Debtor(s) regarding the administration and wind-down of the Post-Effective Date Debtor(s) assets and other matters related to their applicable Estate(s), which shall be filed as part of the Plan Supplement.

122. “Plan Distribution” means a payment or distribution of consideration to Holders of Allowed Claims and Allowed Interests under the Prepackaged Plan.

123. “Plan Supplement” means the compilation of documents and forms of documents, term sheets, agreements, schedules, and exhibits to the Prepackaged Plan (in each case, as may be altered, amended, modified, or supplemented up to and through the Effective Date in accordance with the terms hereof and the Restructuring Support Agreement, including the consent rights contained therein, and this Prepackaged Plan) to be Filed prior to the Confirmation Hearing to the extent available, and any additional documents Filed prior to the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the New Corporate Governance Documents; (b) in the event of a Reorganization Transaction, and to the extent known, the identities of the members of the New Board of Reorganized Parent; (c) in the event of a Sale Transaction, the identity of the Post-Effective Date Plan Administrator Agreement; (d) in the event of a Reorganization Transaction, the Rejected Executory Contracts and Unexpired Leases Schedule; (e), in the event of a Sale Transaction, the Assumed Executory Contracts and Unexpired Leases Schedule; (f) the Schedule of Retained Causes of Action; (g) the CVR Agreement; (h) the New 2027 Notes Indenture and the New 2028 Notes Indenture; (i) the New RCF Exit Facility Agreement; (j) in the event of a Reorganization Transaction, a restructuring transactions memorandum (if any); and (k) in the event of a Sale Transaction, the Sale Transaction Documents.

124. “Post-Effective Date Debtors” means, in the event of a Sale Transaction, the Debtors after the Effective Date.

125. “Post-Effective Date Plan Administrator” means, in the event of a Sale Transaction, the person or entity identified in the Plan Supplement to be appointed on the Effective Date and who will serve as the plan administrator for the Post-Effective Date Debtors as set forth in ARTICLE IV.R.2 of the Prepackaged Plan.

126. “Prepackaged Plan” means this joint chapter 11 plan of reorganization, the Plan Supplement, and all exhibits and schedules annexed hereto or referenced herein, in each case, as may be amended, supplemented, or otherwise modified from time to time in accordance with the Bankruptcy Code, the Restructuring Support Agreement, and the terms hereof.

127. “Prepetition 2025 Notes” means the 7.00% Senior Secured Notes, due 2025, outstanding under the Prepetition 2025 Notes Indenture.

128. “Prepetition 2025 Notes Claim(s)” means any Claim for obligations arising under the Prepetition 2025 Notes Indenture, including Claims in respect of all principal amounts outstanding, interest, fees, redemption premiums, expenses, costs, and other charges arising thereunder or related thereto, including postpetition interest, as applicable.

129. “Prepetition 2025 Notes Indenture” means that certain Indenture, dated as of November 2, 2020 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Parent, as issuer, certain of the Debtors, as guarantors, and the Prepetition 2025 Notes Trustee.

130. “Prepetition 2025 Notes Trustee” means UMB Bank, National Association, in its capacity as trustee and collateral agent under the Prepetition 2025 Notes Indenture.

131. “Prepetition 2028 Notes” means the 7.50% Senior Secured Notes, due 2028, outstanding under the Prepetition 2028 Notes Indenture.

132. “Prepetition 2028 Notes Claim(s)” means any Claim for obligations arising under the Prepetition 2028 Notes, including Claims in respect of all principal amounts outstanding, interest, fees, redemption premiums, expenses, costs, and other charges arising thereunder or related thereto, including postpetition interest, as applicable.

133. “Prepetition 2028 Notes Indenture” means that certain Indenture, dated as of August 9, 2021 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Parent, as issuer and successor to Akumin Escrow Inc., certain of the Debtors, as guarantors, and the Prepetition 2028 Notes Trustee.

134. “Prepetition 2028 Notes Trustee” means UMB Bank, National Association, in its capacity as trustee and collateral agent under the Prepetition 2028 Notes Indenture.

135. “Prepetition Consenting Investor Warrants” means warrants to purchase Existing Common Stock Interests held by the Consenting Investor.

136. “Prepetition Debt Facility Agents” means the Prepetition RCF Agent and the Prepetition Senior Secured Notes Trustees.

137. “Prepetition Notes” means the Prepetition 2025 Notes and the Prepetition 2028 Notes.

138. “Prepetition Organizational Documents” means the formation documents and governance documents for the Debtors as of the Petition Date.

139. “Prepetition RCF Agent” means PNC Bank, National Association, as successor to BBVA USA, in its capacity as Administrative Agent and Collateral Agent for the Prepetition RCF Facility.

140. “Prepetition RCF Claims” means any Claim for obligations arising under the Prepetition RCF Credit Agreement or relating to the Prepetition RCF Facility, including the Prepetition Swap Claims and Claims for all principal amounts outstanding, interest, fees, expenses, costs and other charges arising thereunder or related thereto. In the event that the Prepetition RCF Claims are not paid down in full pursuant to the Interim DIP Order, Prepetition RCF Claims shall be Allowed in an amount to be agreed to by the Debtors and the Consenting RCF Lenders prior to the Confirmation Hearing, which amount shall be included in the Confirmation Order.

141. “Prepetition RCF Credit Agreement” means that certain Revolving Credit Agreement, dated as of November 2, 2020, by and among certain of the Debtors as borrowers and guarantors thereto, the lenders party thereto from time to time, and the Prepetition RCF Agent, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

142. “Prepetition RCF Facility” means the revolving credit facility arising under the Prepetition RCF Credit Agreement.

143. “Prepetition Senior Secured Notes” means, collectively, the Prepetition 2025 Notes and the Prepetition 2028 Notes.

144. “Prepetition Senior Secured Notes Trustees” means the Prepetition 2025 Notes Trustee and the Prepetition 2028 Notes Trustee.

145. “Prepetition Series A Note” means those certain 11% Cash / 13% PIK Unsecured Notes due 2032 / 2033, issued by Akumin Corp. to the Consenting Investor on September 1, 2021.

146. “Prepetition Series A Note Claims” means any Claim on account of the Prepetition Series A Note.

147. “Prepetition Swap Agreement” means, collectively, as may be amended, amended and restated, supplemented, or modified from time to time, the Amended and Restated ISDA Master Agreement dated as of September 28, 2012, between PNC Bank, National Association and Alliance-HNI Leasing Co., L.L.C. and subsequently supplemented on March 29, 2019 and March 19, 2020.

148. “Prepetition Swap Claims” means any and all Claims against the Debtors arising under, derived from, or based upon the Prepetition Swap Agreement.

149. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

150. “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, unless otherwise indicated.

151. “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

152. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.B of the Prepackaged Plan.

153. “Professional Fee Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

154. “Professional Fee Account” means an account to be funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

155. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

156. “Purchase Agreement” means the definitive purchase agreement(s) effectuating the Sale Transaction, including all exhibits and schedules thereto, and as may be amended, modified, or supplemented in accordance with the terms thereof, which shall be in form and substance consistent with the Restructuring Support Agreement and the consent rights contained therein.

157. “Purchaser” means one or more Entities that are the purchaser or purchasers under the Purchase Agreement(s), if any, together with any successors to and permitted assigns of such purchaser(s).

158. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall not be discharged hereunder and the holder’s legal, equitable, and contractual rights on account of such Claim or Interest shall remain unaltered by Consummation in accordance with section 1124(1) of the Bankruptcy Code.

159. “Rejected Executory Contracts and Unexpired Leases Schedule” means, in the event of a Reorganization Transaction, a schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Prepackaged Plan, which schedule shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time; provided that such schedule shall be in form and substance acceptable to the Consenting Investor.

160. “Related Party” means, collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, heirs, executors, and assigns, and other professionals, in each case solely in their capacities as such, together with their respective past and present directors, officers, stockholders, partners, members, employees, agents, attorneys, representatives, heirs, executors and assigns, in each case solely in their capacities as such.

161. “Released Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor or Post-Effective Date Debtor, as applicable; (c) each Consenting Non-Debtor Hospital Partner Entity; (d) each Consenting Physician-Owned Entity; (e) the Prepetition Debt Facility Agents; (f) the Consenting Investor; (g) each Consenting Stakeholder; (h) the DIP Lender; (i) the DIP Agent; (j) each current and former Affiliate of each Entity in the foregoing clause (a) through (i); and (k) each Related Party of each Entity in clause (a) through (j); provided that any Holder of a Claim or Interest that affirmatively opts out of the releases provided by the Prepackaged Plan by checking the box on the applicable ballot or Notice of Non-Voting Status indicating that they opt not to grant the releases provided in the Prepackaged Plan shall not be a “Released Party.”

162. “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor or Post-Effective Date Debtor, as applicable; (c) each Consenting Non-Debtor Hospital Partner Entity; (d) each Consenting Physician-Owned Entity; (e) the Prepetition Debt Facility Agents; (f) the Consenting Investor; (g) each Consenting Stakeholder; (h) the DIP Lender; (i) the DIP Agent; (j) all Holders of Claims or Interests that vote to accept the Prepackaged Plan; (k) all Holders of Claims or Interests that are deemed to accept the Prepackaged Plan who do not affirmatively opt out of the releases provided by the Prepackaged Plan by checking the box on the applicable Notice of Non-Voting Status indicating that they opt not to grant the releases provided in the Prepackaged Plan; (l) all Holders of Claims or Interests that abstain from voting on the Prepackaged Plan and who do not affirmatively opt out of the releases provided by the Prepackaged Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Prepackaged Plan; (m) all holders of Claims or Interests that vote to reject the Prepackaged Plan or are deemed to reject the Prepackaged Plan and who do not affirmatively opt out of the releases provided by the Prepackaged Plan by checking the box on the applicable ballot or Notice of Non-Voting Status, as applicable, indicating that they opt not to grant the releases provided in the Prepackaged Plan; (n) each current and former Affiliate of each Entity in the foregoing clause (a) through (m); and (o) each Related Party of each Entity in clause (a) through (n).

163. “Reorganization Transaction” means the Restructuring Transaction to be effectuated on the Effective Date unless the Debtors elect to pursue the Sale Transaction.

164. “Reorganized Debtors” means, in the event that the Reorganization Transaction is consummated, collectively, Reorganized Parent and each other Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

165. “Reorganized Parent” means, in the event that the Reorganization Transaction is consummated, Parent, as reorganized on the Effective Date in accordance with the Prepackaged Plan.

166. “Required Consenting Equityholders” has the meaning set forth in the Restructuring Support Agreement.

167. “Required Consenting 2025 Noteholders” has the meaning set forth in the Restructuring Support Agreement.

168. “Required Consenting 2028 Noteholders” has the meaning set forth in the Restructuring Support Agreement.

169. “Required Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

170. “Required Consenting RCF Lenders” has the meaning set forth in the Restructuring Support Agreement.

171. “Restructuring Expenses” means the prepetition and postpetition reasonable and documented fees and expenses of the Ad Hoc Noteholder Group Advisors, Consenting RCF Lenders Advisors, the Consenting Investor Advisors, not previously paid by the Debtors, in each case, in accordance with the engagement letters of such professionals, and which, without further order of, or application to the Bankruptcy Court by such professionals, including, the requirement for the filing of retention applications, fee applications, or any applications in the Chapter 11 Cases, shall be Allowed as an Administrative Claim upon incurrence and shall not be subject to any offset, defense, counter-claim, reduction, or credit.

172. “Restructuring Support Agreement” means that certain restructuring support agreement to which the Debtors are a party, a copy of which is attached to this Prepackaged Plan as Exhibit A.

173. “Restructuring Transactions” means any transaction and any actions as may be necessary or appropriate to effect a restructuring of the Debtors’ respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in this Prepackaged Plan, the issuance of all securities, notes, instruments, agreements, certificates, and other documents required to be issued or executed pursuant to the Prepackaged Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, as described in Article IV.C of the Prepackaged Plan, in each case, in form and substance consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein.

174. “Reverse Dutch Election Available Proceeds” means $60,000,000 in the aggregate to be made available by the Debtors upon receipt of the Consenting Investor Direct Investment to fund Cash payments pursuant to the Reverse Dutch Election Opportunity.

175. “Reverse Dutch Election Bid Price” means, with respect to each participant, the lowest price at which the applicable holder consents to receive cash in lieu of New Notes pursuant to the Reverse Dutch Election Opportunity, which shall be no higher than the Reverse Dutch Election Maximum Price and specified in such holder’s Required Reverse Dutch Election Submission Materials.

176. “Reverse Dutch Election Deadline” means the deadline by which holders of Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims shall direct their applicable brokers and/or nominees to submit the Reverse Dutch Election Required Submission Materials, which will be at least twenty (20) Business Days after the date that the Reverse Dutch Election Required Submission Materials are distributed to the Holders of Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims and specifically identified in the Reverse Dutch Election Form; provided, that the Debtors shall extend the Reverse Dutch Election Deadline such that it is no more than ten (10) calendar days prior to the anticipated Effective Date and shall use commercially reasonable efforts to provide notice of such extension to the Holders of Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims at least five (5) Business Days prior to the previously scheduled Reverse Dutch Election Deadline by filing a notice on the docket and posting such notice on the Debtors’ restructuring website at https://dm.epiq11.com/Akumin. The Reverse Dutch Election Required Submission Materials must be actually received by the Claims and Balloting Agent by 5:00 p.m. (Eastern Time) to be considered timely submitted by the Reverse Dutch Election Deadline.

177. “Reverse Dutch Election Form” means a form and instructions to be prepared by the Debtors and distributed to holders of Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims in accordance with the Reverse Dutch Election Procedures set forth in the Solicitation Procedures Motion and any order approving the Solicitation Procedures Motion.

178. “Reverse Dutch Election Maximum Price” means, (a) with respect to the Prepetition 2025 Notes Claims, $825 per $1,000 in principal amount of the Prepetition 2025 Notes Claims, and (b) with respect to the Prepetition 2028 Notes Claims, $775 per $1,000 in principal amount of the Prepetition 2028 Notes Claims.

179. “Reverse Dutch Election Opportunity” means an election process pursuant to which the Reverse Dutch Election Available Proceeds will be paid at the applicable Reverse Dutch Election Bid Price to each of the Reverse Dutch Election Participants in lieu of New Notes under the Prepackaged Plan; provided, that if the Reverse Dutch Election Available Proceeds are insufficient to pay the aggregate Reverse Dutch Election Bid Price to all Reverse Dutch Election Participants, then (a) the Reverse Dutch Election Available Proceeds shall be allocated first to the participants that have submitted the lowest Reverse Dutch Election Bid Price for the full amount of Reverse Dutch Election Participating Notes for which such Reverse Dutch Election Bid Price was submitted, which allocation of Reverse Dutch Election Available Proceeds shall be repeated for each next-lowest Reverse Dutch Election Bid Price until the highest Reverse Dutch Election Bid Price for which allocation of remaining Reverse Dutch Election Available Proceeds for the full amount of Reverse Dutch Election Participating Notes does not exhaust all of the remaining Reverse Dutch Election Available Proceeds; (b) any participants that have submitted Reverse Dutch Election Participating Notes with the Reverse Dutch Election Bid Price at which the remaining Reverse Dutch Election Available Proceeds would be exhausted after allocation of Reverse Dutch Election Available Proceeds with respect to all lower Reverse Dutch Election Bid Prices as set forth in step (a) above (the “Clearing Price”) shall receive their pro rata share (based on the principal amount of Reverse Dutch Election Participating Notes that were submitted with such Reverse Dutch Election Bid Price, subject to adjustments required under the procedures of DTC relating to minimum denominations) of the remaining Reverse Dutch Election Available Proceeds; and (c) any Reverse Dutch Election Participants that select a Reverse Dutch Election Bid Price that is higher than the Clearing Price shall not receive any Reverse Dutch Election Available Proceeds with respect to their Reverse Dutch Election Participating Notes. Reverse Dutch Election Participants that select Reverse Dutch Election Bid Prices equal to or lower than the Clearing Price will receive consideration equal to their applicable Reverse Dutch Election Bid Price for each $1,000 principal amount of Selected Reverse Dutch Election Participating Notes.

180. “Reverse Dutch Election Participants” means holders of Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims that have timely submitted the Reverse Dutch Election Required Submission Materials by the Reverse Dutch Election Deadline.

181. “Reverse Dutch Election Participating Notes” means the Prepetition Notes held by the Reverse Dutch Election Participants that the Reverse Dutch Election Participants have elected to participate in the Reverse Dutch Election Opportunity by submitting the Reverse Dutch Election Required Submission Materials.

182. “Reverse Dutch Election Required Submission Materials” means, collectively, (a) the executed Reverse Dutch Election Form specifying, among other things, the Reverse Dutch Election Bid Price and (b) delivery of book-entry positions for the applicable Prepetition Notes identified in each respective Reverse Dutch Election Form through DTC’s ATOP system or as otherwise provided in the Reverse Dutch Election Form.

183. “Sale Hearing” means a hearing to consider the approval of any Sale Transaction, which may be combined with the Confirmation Hearing.

184. “Sale Order” means one or more Bankruptcy Court orders, which may be the Confirmation Order, approving the Debtors’ entry into one or more Purchase Agreement(s) in connection with the Sale Transaction, in each case, in form and substance consistent with the Restructuring Support Agreement and the consent rights contained therein.

185. “Sale Transaction” means one or more sales of all, substantially all, or a material portion of the Debtors’ Estate assets pursuant to section 363 of the Bankruptcy Code or the Prepackaged Plan in accordance with the Bidding Procedures and this Prepackaged Plan.

186. “Sale Transaction Documents” means the documents governing the Sale Transaction, including, without limitation, the Bidding Procedures, the Bidding Procedures Motion, the Bidding Procedures Order, the Purchase Agreement(s), and any Sale Order(s), in each case, in form and substance consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein.

187. “Sale Transaction Election Notice” means a notice Filed in advance of the earlier of the Confirmation Hearing or applicable Sale Hearing indicating that the Debtors have (a) received a Successful Bid in accordance with the Bid Procedures (and the requirements set forth therein) and this Prepackaged Plan and (b) elected to pursue the Sale Transaction.

188. “Sale Transaction Election Notice Deadline” means 5:00 p.m. (Central Time) on the day that is seven days prior to the Confirmation Hearing.

189. “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Prepackaged Plan, as the same may be amended, modified, or supplemented from time to time, in each case, in form and substance consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein.

190. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, including any amendments or supplements thereto, in each case.

191. “Section 510(b) Claims” means any Claim against a Debtor subject to subordination under section 510(b) of the Bankruptcy Code, whether by operation of Law or contract.

192. “SEC” means the United States Securities and Exchange Commission.

193. “Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code to the extent of the amount subject to setoff.

194. “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

195. “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar Law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

196. “Security” means any security, as defined in section 2(a)(1) of the Securities Act or section 101(49) of the Bankruptcy Code.

197. “Selected Reverse Dutch Election Participating Notes” means those Reverse Dutch Election Participating Notes for which the holder(s) received Cash payments from the Reverse Dutch Election Available Proceeds.

198. “Solicitation Materials” means the solicitation materials provided by the Claims and Balloting Agent to the parties entitled to vote to accept or reject the Prepackaged Plan.

199. “Solicitation Procedures Motion” means the motion Filed by the Debtors seeking, among other things, entry of an order approving the solicitation procedures, conditional approval of Disclosure Statement, and scheduling the Confirmation Hearing to consider final approval of the Disclosure Statement and a hearing to consider Confirmation of the Prepackaged Plan, which shall be consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein.

200. “Successful Bid” means a qualified bid that is selected by the Debtors in accordance with the Bidding Procedures; provided that the Debtors shall not select any bid as the Successful Bid unless such bid meets the Successful Bid Mandatory Conditions.

201. “Successful Bid Mandatory Conditions” has the meaning ascribed to such term in ARTICLE IV.B of the Prepackaged Plan.

202. “Third-Party Release” means the release set forth in ARTICLE VIII.D of the Prepackaged Plan.

203. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

204. “Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

205. “Unsecured Claim” means any Claim that is not a Secured Claim.

206. “Voting Deadline” means, subject to the approval of the Bankruptcy Court, November 15, 2023, or such other date as ordered by the Bankruptcy Court.

B.	Rules of Interpretation.

For purposes of this Prepackaged Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any parties’ consent rights over any of the Definitive Documents or any amendments thereto, as provided for in the Restructuring Support Agreement; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Prepackaged Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Prepackaged Plan in its entirety rather than to a particular portion of the Prepackaged Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Prepackaged Plan, the rights and obligations arising pursuant to the Prepackaged Plan shall be governed by, and construed and enforced in accordance with the applicable federal Law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Prepackaged Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (15) references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like, as applicable; (16)

any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Prepackaged Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Prepackaged Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal Law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the Laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Prepackaged Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Prepackaged Plan (except as otherwise set forth in those agreements, in which case the governing Law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the Laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.

All references in the Prepackaged Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Prepackaged Plan to the contrary, references in the Prepackaged Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Nonconsolidated Prepackaged Plan.

Although for purposes of administrative convenience and efficiency this Prepackaged Plan has been filed as a joint plan for each of the Debtors and presents together Classes of Claims against and Interests in the Debtors, the Prepackaged Plan does not provide for the substantive consolidation of any of the Debtors.

H.	Controlling Document.

In the event of an inconsistency between the Prepackaged Plan and the Disclosure Statement, the terms of the Prepackaged Plan shall control in all respects. In the event of an inconsistency between the Prepackaged Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Prepackaged Plan (including the Plan Supplement), the Confirmation Order shall control.

I.	Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto) with respect to the form and substance of this Prepackaged Plan, all exhibits to the Prepackaged Plan, and the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

Solely with respect to any consultation, information, notice, or consent rights in the Prepackaged Plan, in the event of any inconsistency between the Prepackaged Plan and the Restructuring Support Agreement, the terms of the Restructuring Support Agreement shall control.

ARTICLE II.

ADMINISTRATIVE CLAIMS, DIP CLAIMS, PRIORITY

CLAIMS, AND RESTRUCTURING EXPENSES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, or otherwise provided for under the Prepackaged Plan or the Restructuring Support Agreement, each Holder of an Allowed Administrative Claim (other than holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable, and in each case, with the consent of the Consenting Investor; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.	DIP Claims.

On the Effective Date, in full and final satisfaction of all Allowed DIP Claims, including, for the avoidance of doubt, all Claims in respect of the outstanding principal amount of DIP Loans and any accrued but unpaid interest thereon, shall be converted into New Common Stock pursuant to the terms of the DIP Facility Documents and the DIP Orders and shall reduce dollar-for-dollar the Consenting Investor Direct Investment Amount.

C.	Professional Fee Claims.

1.	Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.

2.	Professional Fee Account.

On the Effective Date, the Reorganized Debtors shall, in consultation with the Consenting Investor, establish and fund the Professional Fee Account with Cash equal to the Professional Fee Amount, which shall be funded by the Reorganized Debtors. The Professional Fee Account shall be maintained solely for the Professionals. The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Fee Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

3.	Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims in consultation with the Consenting Investor and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional in consultation with the Consenting Investor.

4.	Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Prepackaged Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Prepackaged Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

E.	Payment of Restructuring Expenses.

The Restructuring Expenses and the outstanding reasonable and documented fees and expenses of the Prepetition Senior Secured Notes Trustees incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, any applicable engagement letter(s), and any DIP Orders, as applicable, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On or as soon as practicable after the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable. In addition, the Debtors, the Reorganized Debtors, and/or the Post-Effective Date Debtors, as applicable, shall continue to pay pre-and post-Effective Date, when due Restructuring Expenses related to implementation, consummation, and defense of the Prepackaged Plan, whether incurred before, on, or after the Effective Date, without any requirement for Bankruptcy Court review or approval.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

This Prepackaged Plan constitutes a separate Prepackaged Plan proposed by each Debtor. Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest fits within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Prepackaged Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against the Debtors pursuant to the Prepackaged Plan is as follows:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Priority Claims	Unimpaired	No (Deemed to accept)
Class 3	Prepetition RCF Claims	Impaired	Yes
Class 4	Prepetition 2025 Notes Claims	Impaired	Yes
Class 5	Prepetition 2028 Notes Claims	Impaired	Yes
Class 6	Prepetition Series A Note Claims	Impaired	Yes
Class 7	General Unsecured Claims	Unimpaired	No (Deemed to accept)
Class 8	Intercompany Claims	Impaired / Unimpaired	No (Deemed to accept or reject)
Class 9	Existing Common Stock Interests	Impaired	No (Deemed to reject)
Class 10	Other Equity Interests	Impaired	No (Deemed to reject)
Class 11	Intercompany Interests	Impaired / Unimpaired	No (Deemed to accept or reject)

B.	Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Prepackaged Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1.	Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of all Other Secured Claims.

(b)

Treatment: The legal, equitable, and contractual rights of the Holders of Allowed Other Secured Claims are unaltered by the Prepackaged Plan. Each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Prepackaged Plan. Holders of Other Secured Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Prepackaged Plan.

2.	Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims.

(b)

Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Priority Claims are unaltered by the Prepackaged Plan. Each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash.

(c)

Voting: Class 2 is Unimpaired under the Prepackaged Plan. Holders of Other Priority Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Prepackaged Plan.

3.	Class 3 – Prepetition RCF Claims

(a)	Classification: Class 3 consists of all Prepetition RCF Claims.

(b)	Treatment:

(i)

In the event of a Reorganization Transaction, each Holder of an Allowed Prepetition RCF Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata Share of the New RCF Exit Facility.

(ii)

In the event of a Sale Transaction, each Holder of an Allowed Prepetition RCF Claim shall receive payment in full in Cash, including, for the avoidance of doubt, all principal amounts outstanding under the Prepetition RCF Facility and any pre- and postpetition interest, fees, redemption premium, expenses, costs, and other charges arising thereunder or related thereto, as applicable.

(c)	Voting: Class 3 is impaired under the Prepackaged Plan. Holders of Prepetition RCF Claims are entitled to vote to accept or reject the Prepackaged Plan.

4.	Class 4 – Prepetition 2025 Notes Claims

(a)	Classification: Class 4 consists of all Prepetition 2025 Notes Claims.

(b)

Allowance: Prepetition 2025 Notes Claims shall be deemed Allowed in the aggregate principal amount of $475 million, plus all interest, fees, redemption premiums, expenses, costs, and other charges due under the Prepetition 2025 Notes Indenture.

(c)	Treatment:

(i)	In the event of a Reorganization Transaction, each Holder of an Allowed Prepetition 2025 Notes Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata Share of:

(a)

(x) the New 2027 Notes; provided that, for the avoidance of doubt, any Allowed Prepetition 2025 Notes Claims arising on account of Selected Reverse Dutch Election Participating Notes shall not receive any portion of the New 2027 Notes that such Holder would have otherwise been entitled to receive on account of such Claims; and

(b)	(y) the opportunity to voluntarily participate in the Reverse Dutch Election Opportunity by submitting a Reverse Dutch Election Form prior to the Reverse Dutch Election Deadline.

(ii)

In the event of a Sale Transaction, each Holder of an Allowed Prepetition 2025 Notes Claim shall receive payment in full in Cash, including, for the avoidance of doubt, all principal amounts outstanding under the Prepetition 2025 Indenture and any pre- and postpetition interest, fees, redemption premium, expenses, costs, and other charges arising thereunder or related thereto, as applicable.

(d)	Voting: Class 4 is Impaired under the Prepackaged Plan. Holders of Prepetition 2025 Notes Claims are entitled to vote to accept or reject the Prepackaged Plan.

5.	Class 5 – Prepetition 2028 Notes Claims

(a)	Classification: Class 5 consists of all Prepetition 2028 Notes Claims.

(b)

Allowance: Prepetition 2028 Notes Claims shall be deemed Allowed in the aggregate principal amount of $375 million, plus all interest, fees, redemption premiums, expenses, costs, and other charges due under the Prepetition 2028 Notes Indenture.

(c)	Treatment:

(i)	In the event of a Reorganization Transaction, each Holder of an Allowed Prepetition 2028 Notes Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata Share of:

(a)

(x) the New 2028 Notes; provided that, for the avoidance of doubt, any Allowed Prepetition 2028 Notes Claims arising on account of Selected Reverse Dutch Election Participating Notes shall not receive any portion of the New 2028 Notes that such Holder would have otherwise been entitled to receive on account of such Claims; and

(b)	(y) the opportunity to voluntarily participate in the Reverse Dutch Election Opportunity by submitting a Reverse Dutch Election Form prior to the Reverse Dutch Election Deadline.

(ii)

In the event of a Sale Transaction, each Holder of an Allowed Prepetition 2028 Notes Claim shall receive payment in full in Cash, including, for the avoidance of doubt, all principal amounts outstanding under the Prepetition 2028 Indenture and any pre- and postpetition interest, fees, redemption premium, expenses, costs, and other charges arising thereunder or related thereto, as applicable.

(d)	Voting: Class 5 is Impaired under the Prepackaged Plan. Holders of Prepetition 2028 Notes Claims are entitled to vote to accept or reject the Prepackaged Plan.

6.	Class 6 – Prepetition Series A Note Claims

(a)	Classification: Class 6 consists of the Prepetition Series A Note Claims.

(b)

Allowance: Prepetition Series A Note Claims shall be deemed Allowed in the aggregate principal amount of $469,791,590.16, plus all interest, fees, expenses, costs, and other charges due under the Prepetition Series A Note.

(c)	Treatment:

(i)

In the event of a Reorganization Transaction, the Holder of the Allowed Prepetition Series A Note Claims shall receive 100% of the New Common Stock of Reorganized Parent, subject to dilution (i) in accordance with the New Corporate Governance Documents and (ii) for any New Common Stock issued to Holders of Allowed DIP Claims, in full and final satisfaction of such Claim.

(ii)	In the event of a Sale Transaction, the Holder of the Allowed Prepetition Series A Note Claims shall receive payment in full in Cash.

(d)	Voting: Class 6 is Impaired under the Prepackaged Plan. Holders of Prepetition Series A Note Claims are entitled to vote to accept or reject the Prepackaged Plan.

7.	Class 7 – General Unsecured Claims

(a)	Classification: Class 7 consists of all General Unsecured Claims.

(b)

Treatment: The legal, equitable, and contractual rights of the holders of Allowed General Unsecured Claims are unaltered by the Prepackaged Plan. Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

(c)

Voting: Class 7 is Unimpaired under the Prepackaged Plan. Holders of General Unsecured Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Prepackaged Plan.

8.	Class 8 – Intercompany Claims

(a)	Classification: Class 8 consists of all Intercompany Claims.

(b)

Treatment: Each Allowed Intercompany Claim shall be, at the option of the applicable Debtor (with the consent of the Consenting Investor and in consultation with the Required Consenting Noteholders to the extent the holders of the New Notes may reasonably be impacted), either:

(i)	Reinstated;

(ii)	canceled, released, and extinguished, and will be of no further force or effect; or

(iii)	otherwise addressed at the option of each applicable Debtor such that holders of Intercompany Claims will not receive any distribution on account of such Intercompany Claims.

(c)

Voting: Class 8 is conclusively deemed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 8 is not entitled to vote to accept or reject the Prepackaged Plan.

9.	Class 9 – Existing Common Stock Interests

(a)	Classification: Class 9 consists of all Existing Common Stock Interests.

(b)	Treatment: All Existing Common Stock Interests shall be canceled, released, and extinguished and will be of no further force or effect.

Notwithstanding the foregoing, in the event the Reorganization Transaction is consummated, on the Effective Date:

(i)

each Holder of an Existing Common Stock Interest (other than the Consenting Investor) shall receive its Pro Rata Share (not taking into account the Existing Common Stock Interest held by the Consenting Investor) of $25,000,000 in Cash to be contributed by the Consenting Investor to the holders of Existing Common Stock Interests other than the Consenting Investor (the “Consenting Investor Cash Contribution”); and

(ii)

each Holder of an Existing Common Stock Interest (other than the Consenting Investor) that satisfies the CVR Distribution Conditions shall receive its Pro Rata Share of the CVRs, which shall be distributed pursuant to the CVR Distribution Framework; provided that no Holder of Existing Common Stock Interests shall be entitled to receive any interest in the CVRs to be distributed pursuant to the Prepackaged Plan if (A) the receipt of such CVRs by a particular holder (together with the other holders) will prevent Reorganized Parent from becoming or remaining a privately held company whose securities are not required to be registered under the Securities Exchange Act, (B) the receipt of such CVRs by a particular holder will prevent Reorganized Parent from ceasing to be a reporting issuer under applicable Canadian securities Laws on the Effective Date, or (C) such recipient has not satisfied the CVR Distribution Conditions.

For the avoidance of doubt, pursuant to the CVR Distribution Framework, in order to ensure compliance with the Securities Exchange Act (to the extent applicable), (x) the Reorganized Debtor shall not be required to distribute the CVRs under the Prepackaged Plan until as soon as reasonably practicable after the deadline set forth in the CVR Distribution Framework for the holders of Existing Common Stock Interests to submit required forms and agreements to claim their potential right to receive CVRs and (y) the CVR Distribution Framework shall provide a mechanism for the Reorganized Debtor to pay Cash in an amount equal to the value of the CVRs at the Effective Date as determined by an independent valuator acceptable to the Consenting Investor to be retained by the Parent as soon as practicable following the Confirmation Date (such value, the “Effective Date CVR Value”) to holders of Existing Common Stock Interests that have otherwise met the CVR Distribution Conditions in lieu of distribution of CVRs to such holder; provided, that if the Cash to be distributed to a particular beneficial holder in lieu of CVRs is less than the minimum distribution amount set forth in ARTICLE VI.D.3 of the Prepackaged Plan, then such holder shall not receive any additional Cash nor any rights under or interest in the CVRs.

If the Sale Transaction is consummated, each Holder of an Existing Common Stock Interest shall receive its Pro Rata Share of any proceeds available after all Claims and obligations of the Debtors’ Estates have been satisfied (or otherwise reserved for) in full in Cash.

(c)

Voting: Class 9 is conclusively deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 9 is not entitled to vote to accept or reject the Prepackaged Plan.

10.	Class 10 – Other Equity Interests

(a)	Classification: Class 10 consists of all Other Equity Interests.

(b)

Treatment: Holders of Other Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect. For the avoidance of doubt, the Consenting Investor shall not receive any recovery on account of the Prepetition Consenting Investor Warrants, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c)

Voting: Class 10 is conclusively deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Prepackaged Plan.

11.	Class 11 – Intercompany Interests

(a)	Classification: Class 11 consists of all Intercompany Interests.

(b)

Treatment: Each Intercompany Interest shall be, at the option of the applicable Debtor (with the consent of the Consenting Investor and in consultation with the Required Consenting Noteholders to the extent the holders of the New Notes may reasonably be impacted), either:

(i)	Reinstated;

(ii)	canceled, released, and extinguished, and will be of no further force or effect; or

(iii)	otherwise addressed at the option of each applicable Debtor such that holders of Intercompany Interests will not receive any distribution on account of such Intercompany Interests.

(c)

Class 11 is conclusively deemed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 11 is not entitled to vote to accept or reject the Prepackaged Plan

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Prepackaged Plan, nothing under the Prepackaged Plan shall affect the Debtors’ or the Reorganized Debtors’ (or the Post-Effective Date Debtors’, as applicable) rights regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim. Unless otherwise Allowed, Claims that are Unimpaired shall remain Disputed Claims under the Prepackaged Plan.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court in an amount greater than zero as of the date of the Confirmation Hearing shall be deemed eliminated from the Prepackaged Plan for purposes of voting to accept or reject the Prepackaged Plan and for purposes of determining acceptance or rejection of the Prepackaged Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Prepackaged Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Prepackaged Plan.

F.	Intercompany Interests.

To the extent Reinstated under the Prepackaged Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the holders of New Common Stock, and in exchange for the Debtors’, Reorganized Debtors’, or Post-Effective Date Debtors’, as applicable, agreement under the Prepackaged Plan to make certain distributions to the holders of Allowed Claims.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Prepackaged Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Prepackaged Plan. The Debtors reserve the right, subject to the prior consent of the Consenting Investor and the Required Consenting Noteholders and the reasonable prior consent of the Required Consenting RCF Lenders, to modify the Prepackaged Plan in accordance with Article X hereof and the Restructuring Support Agreement to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Prepackaged Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Any such contractual, legal, or equitable subordination rights shall be settled, compromised, and released pursuant to the Prepackaged Plan.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Prepackaged Plan, upon the Effective Date, the provisions of the Prepackaged Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Prepackaged Plan, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise.

The Prepackaged Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Sale Transaction Election Deadline; Successful Bid.

In accordance with the Restructuring Support Agreement, the Debtors intend to pursue Consummation of the Reorganization Transaction pursuant to the Prepackaged Plan; provided, however, that if a Successful Bid is received in accordance with the Bidding Procedures, the Debtors may elect to pursue the Sale Transaction by filing the Sale Transaction Election Notice by the Sale Transaction Election Notice Deadline.

Except as otherwise may be agreed by the Consenting Investor and the Required Consenting Noteholders, the Debtors shall only designate a qualified bid as a Successful Bid if such qualified bid meets the requirements to be set forth in the Bidding Procedures and the following mandatory requirements (such conditions, the “Successful Bid Mandatory Conditions”):

1.

The qualified bid provides for the payment in full in Cash (from readily available funds) of all Allowed Claims against the Debtors Estates (including Administrative Claims) on the Effective Date or such other treatment as to render such claims Unimpaired, including satisfaction in full of all Allowed Prepetition RCF Claims, Allowed Prepetition 2025 Notes Claims, Allowed Prepetition 2028 Notes Claims, and Allowed Prepetition Series A Note Claims; and

2.	Provides for a greater recovery to the holders of Existing Common Stock Interests than the Reorganization Transaction.

C.	Restructuring Transactions.

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors (and their respective officers, directors, members, or managers (as applicable)) shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions, including as may be set forth in a restructuring transactions memorandum (to be filed in the Plan Supplement if applicable) and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Prepackaged Plan and the Restructuring Support Agreement that are consistent with and pursuant to the terms and conditions of the Prepackaged Plan and the Restructuring Support Agreement (and without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Prepackaged Plan). These actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Prepackaged Plan and the Restructuring Support Agreement and that satisfy the applicable requirements of applicable Law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Prepackaged Plan and the Restructuring Support Agreement and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial Law; (4) the issuance of the New Common Stock; (5) the execution and delivery of the CVR Agreement and any filing related thereto, and distribution of the CVRs pursuant to the CVR Distribution Framework; (6) the execution and delivery of the New Corporate Governance Documents, and any certificates or articles of incorporation, bylaws, or such applicable formation documents (if any) of each Reorganized Debtor or Post-Effective Date Debtor, as applicable (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors or Post-Effective Date Debtors, as applicable); (7) the execution and delivery of the Purchase Agreement (if applicable) and/or the New Debt Documents, and any filing related thereto, and the issuance of the New Notes thereunder; and (8) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable Law in connection with the Prepackaged Plan. All Holders of Claims and Interests receiving distributions pursuant to the Prepackaged Plan and all other necessary parties in interest, including any and all agents thereof, shall prepare, execute, and deliver any agreements or documents, including any subscription agreements, and take any other actions as the Debtors and the Consenting Investor, in consultation with the Required Consenting Noteholders, may jointly determine are necessary or advisable, including by voting and/or exercising any powers or rights available to such Holder, including at any board, or creditors’, or shareholders’ meeting (including any Special Meeting), to effectuate the provisions and intent of the Prepackaged Plan.

The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Prepackaged Plan.

1.	Reorganization Transaction.

If the Reorganization Transaction is to be consummated, on the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Corporate Governance Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Prepackaged Plan as necessary to consummate the Prepackaged Plan. Cash payments to be made pursuant to the Prepackaged Plan will be made by the Debtors or Reorganized Debtors, as applicable. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Prepackaged Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Prepackaged Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Corporate Governance Documents, and the New Debt Documents, as the Governing Bodies of the applicable Reorganized Debtors deem appropriate.

2.	Sale Transaction.

In the event the Sale Transaction occurs, the Sale Transaction will be effectuated either by (a) one or more equity sale(s) under the Prepackaged Plan or (b) one or more asset sale(s) pursuant to section 363 of the Bankruptcy Code or the Prepackaged Plan, in each case, with such Sale Transaction Documents to be set forth in the Plan Supplement or Filed with the Bankruptcy Court.

D.	Continued Corporate Existence.

Except as otherwise provided in the Prepackaged Plan or any agreement, instrument, or other document incorporated in the Prepackaged Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable Law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Prepackaged Plan or otherwise, in each case, consistent with the Prepackaged Plan, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Prepackaged Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal Law). After the Effective Date, the respective certificate(s) of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors or Post-Effective Date Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors or Post-Effective Date Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

E.	Vesting of Assets in the Reorganized Debtors or Post-Effective Date Debtors.

Except as otherwise provided in the Confirmation Order, the Prepackaged Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Prepackaged Plan or Plan Supplement, on the Effective Date, pursuant to sections 1141(b) and (c), all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Prepackaged Plan shall vest in each respective Reorganized Debtor or Post-Effective Date Debtor, as applicable, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Prepackaged Plan, each Reorganized Debtor or Post-Effective Date Debtor, as applicable, may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

F.	Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under the Prepackaged Plan and except as otherwise set forth in the Prepackaged Plan or the Plan Supplement, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim or Interest (other than Intercompany Interests that are not modified by the Prepackaged Plan) and any rights of any holder in respect thereof shall be deemed cancelled and of no force or effect and the obligations of the Debtors, and with respect to the Prepetition RCF Claims, the Prepetition 2025 Notes Claims, the Prepetition 2028 Notes Claims and Prepetition Series A Note Claims, the Non-Debtor Hospital Partner Entities and the Physician Owned Entities, thereunder shall be deemed fully satisfied, released, and discharged; provided, that, for the avoidance of doubt, the foregoing shall not impact any Claims that are Unimpaired by the Prepackaged Plan. The holders of or parties to such cancelled instruments, Securities, and other documentation shall have no rights arising from or related to such instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to the Prepackaged Plan.

G.	Cancellation of Certain Existing Security Interests.

Upon the full payment or other satisfaction of an Allowed Secured Claim (including Allowed DIP Claims), or promptly thereafter, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors or Post-Effective Date Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors or Post-Effective Date Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors or Post-Effective Date Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of an Allowed Secured Claim (including Allowed DIP Claims) that has been satisfied or discharged in full pursuant to the Prepackaged Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Allowed Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors or Post-Effective Date Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

Upon the Effective Date, or promptly thereafter, with respect to the Prepetition RCF Claims, the Prepetition 2025 Notes Claims and the Prepetition 2028 Notes Claims, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Non-Debtor Hospital Partners or Physician-Owned Entities shall be fully released, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Non-Debtor Hospital Partners or Physician-Owned Entities and their successors and assigns, as applicable. Any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall be authorized and directed, at the sole cost and expense of the Non-Debtor Hospital Partners or Physician-Owned Entities, to take such actions as may be reasonably requested by the Non-Debtor Hospital Partners or Physician-Owned Entities to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of Prepetition RCF Claims, the Prepetition 2025 Notes Claims and the Prepetition 2028 Notes Claims, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests against the property of the Non-Debtor Hospital Partners or Physician-Owned Entities, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Non-Debtor Hospital Partners or Physician-Owned Entities that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Non-Debtor Hospital Partners or Physician-Owned Entities shall be entitled to make any such filings or recordings on such holder’s behalf.

H.	Sources of Consideration for Plan Distributions.

The Debtors, the Reorganized Debtors or Post-Effective Date Debtors, as applicable, shall fund distributions under the Prepackaged Plan with the (i) Debtors’ Cash on hand, (ii) Cash generated from operations; (iii) if the Reorganization Transaction is consummated, funds from the Consenting Investor Direct Investment, the DIP Facility, and the Consenting Investor Cash Contribution, and (iv) if the Sale Transaction is consummated, the proceeds of the Sale Transaction.

I.	New Common Stock.

In connection with the Reorganization Transaction, the issuance of the New Common Stock by Reorganized Parent shall be hereby authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests. The Reorganized Debtors shall be authorized to issue a certain number of shares, units or equity interests (as the case may be based on how the New Common Stock is denominated and the identity of the Reorganized Debtor issuing such shares, units, or equity interests) of New Common Stock required to be issued under the Prepackaged Plan and pursuant to their New Corporate Governance Documents. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue or enter into all Securities, notes, instruments, certificates, and other documents required to be issued or entered into pursuant to the Prepackaged Plan. The New Corporate Governance Documents shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms.

All of the shares, units, or equity interests (as the case may be based on how the New Common Stock is denominated) of New Common Stock issued or authorized to be issued pursuant to the Prepackaged Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Prepackaged Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

The Reorganized Debtors and/or Post-Effective Date Debtors (i) shall emerge from these Chapter 11 Cases as a private company on the Effective Date and the New Common Stock shall not be listed on a public stock exchange, (ii) shall not be voluntarily subjected to any reporting requirements promulgated by the SEC, and (iii) shall not be required to list the New Common Stock on a recognized U.S. or any foreign stock exchange.

To the extent the following actions have not been completed on or prior to the Effective Date, the Reorganized Debtors and/or Post-Effective Date Debtors shall (i) take all actions reasonably necessary or desirable to delist the Existing Common Stock Interests from Nasdaq and to deregister under the Exchange Act as promptly as practicable in compliance with SEC rules, (ii) file a Form 25 with the SEC to delist the Existing Common Stock Interests from Nasdaq and to deregister the Existing Common Stock Interests from Section 12(b) of the Exchange Act (unless Nasdaq has already filed a Form 25 with the SEC providing for such delisting and deregistration), (iii) file post-effective amendments to terminate all of Parent’s currently effective registration statements under the Securities Act, (iv) file a Form 15 notifying the SEC of the suspension of Parent’s duty to file reports under Section 15(d) of the Exchange Act, (v) take all actions reasonably necessary or desirable to delist Existing Common Stock Interests from the Toronto Stock Exchange and to cease to be a reporting issuer under Canadian securities laws, and (vi) take all actions reasonably necessary or desirable to ensure (A) that the New Common Stock and the CVRs shall not be listed on a public securities exchange and that the Reorganized Debtors shall not be required to list the New Common Stock or CVRs on a recognized securities exchange, except, in each case, as otherwise may be required pursuant to the New Corporate Governance Documents or the CVR Agreement, as applicable, and (B) that the Reorganized Debtors and/or Post-Effective Date Debtors shall not be voluntarily subjected to any reporting requirements promulgated by the SEC.

J.	Consenting Investor Direct Investment and Cash Contribution.

Solely in the event of a Reorganization Transaction, on the Effective Date, the Consenting Investor (or an Affiliate of the Consenting Investor) shall fund (i) the Consenting Investor Direct Investment into the Reorganized Debtors in the amount of the Consenting Investor Direct Investment Amount, and (ii) the Consenting Investor Cash Contribution. The proceeds of the Consenting Investor Direct Investment shall be used by the Reorganized Debtors solely to fund ordinary course working capital, make payments to the Reverse Dutch Election Participants on account of the Reverse Dutch Election Opportunity or deleveraging transactions. The proceeds of the Consenting Investor Cash Contribution shall be used by the Reorganized Debtors to fund Plan Distributions in accordance with Article III of this Prepackaged Plan.

On the Effective Date, the Debtors shall consummate the Reverse Dutch Election Opportunity in accordance with the terms of the Prepackaged Plan using the Reverse Dutch Election Available Proceeds.

K.	CVR Agreement and CVR Distribution Framework.

On the Effective Date, the Reorganized Parent and the Consenting Investor shall enter into the CVR Agreement with the CVR Agent. After the Effective Date, the CVRs shall be distributed by Reorganized Parent pursuant to the Prepackaged Plan according to the following CVR Distribution Framework:

1.

No later than 14 days after the Effective Date, Reorganized Parent will mail a notice of potential right to receive one CVR per share of Existing Common Stock Interest (the “CVR Notice”) to all known registered and beneficial holders of Existing Common Stock Interests as of the Effective Date (immediately prior to the cancellation thereof) other than the Consenting Investor (such holders, the “Potential CVR Recipients”) and each such CVR Notice shall contain (i) information as to the process for a Potential CVR Recipient to receive their CVR (or Cash in lieu of CVR); and (ii) that if CVR Recipient Certification is not received by the CVR Submission Deadline, the Potential CVR Recipient will lose the right to obtain any interest in the CVRs (or to obtain Cash in lieu of a CVR distribution).

2.

In order to obtain any interest in the CVRs, by no later than 90 days after service of the CVR Notice (“CVR Submission Deadline”), Potential CVR Recipients shall be required to return a certification and agreement (the “CVR Recipient Certification”) that will provide for, among other things (“CVR Recipient Conditions”):

(a)

The Potential CVR Recipient shall certify whether or not they are an accredited investor (as defined in Rule 501 promulgated under the Securities Act) (each such accredited investor, an “Accredited Investor”);

(b)

If the Potential CVR Recipient opted-out of the Third-Party Release, such Potential CVR Recipient consents to being deemed to have withdrawn such opt-out upon receipt of the CVRs (or Cash in lieu of the CVRs);

(c)	The Potential CVR Recipient agrees to release (and shall be deemed to have released) any Section 510(b) Claims upon receipt of the CVRs (or Cash in lieu of the CVRs);

(d)

For any beneficial holders that hold their Existing Common Stock through a registered broker or agent, a certification from such holder’s broker or agent as to the amount of shares beneficially owned by such holder as of the Effective Date (immediately prior to the cancellation thereof); and

(e)	Such other information reasonably requested by the Reorganized Debtors.

3.

The Reorganized Parent will distribute the CVRs; provided that Reorganized Parent, on the Effective Date, (A) shall be a privately held company whose securities are not required to be registered under the Securities Exchange Act and (B) shall cease to be a reporting issuer under Canadian securities laws, provided further that CVRs shall not be distributed to more than 1,900 beneficial holders of Existing Common Stock Interests, of which no more than 450 shall be non-Accredited Investors (“Maximum CVR Recipients”).

4.

If more Potential CVR Recipients meeting the CVR Recipient Conditions than the Maximum CVR Recipients return a properly executed CVR Recipient Certification by the CVR Submission Deadline, then the Reorganized Debtors shall only distribute the CVRs pursuant to the Prepackaged Plan to the Potential CVR Recipients that hold the largest percentage of Existing Common Stock until CVRs have been distributed to the Maximum CVR Recipients. In the event that multiple Potential CVR Recipients hold the same number of shares and all such holders cannot be included due to the Maximum CVR Recipient Requirement, then the Reorganized Debtors shall include such Potential CVR Recipients in alphabetical order (based on last name or entity name) until the Maximum CVR Recipient threshold is reached.

5.

For any Potential CVR Recipient meeting the CVR Recipient Requirements that would have been eligible to receive the CVRs but for the limitation on the Maximum CVR Recipients, the Reorganized Parent shall pay Cash in an amount equal to the Effective Date CVR Value to a particular holder in lieu of distribution of CVRs to such holder; provided, that if the Cash to be distributed to a particular beneficial holder in lieu of CVRs is less than the minimum distribution amount set forth in ARTICLE VI.D.3 of the Prepackaged Plan, then such holder shall not receive any additional Cash nor any rights under or interest in the CVRs. The Cash payment will be paid to the address identified by the Potential CVR Recipient on the CVR Recipient Certification. The Effective Date CVR Value will be made available to the Potential CVR Recipients as soon as practicable, provided that if the Effective Date occurs on or prior to December 31, 2023, then the Effective Date CVR Value will be made available by no later than March 15, 2024, and if the Effective Date occurs prior to December 31, 2024, then it will be provided within 120 days after the Effective Date.

6.

For the avoidance of doubt, any Potential CVR Recipient that does not submit a CVR Recipient Certification by the CVR Submission Deadline shall not receive any interest in the CVRs or any additional Cash payment in lieu of the CVRs.

The CVR Agreement shall be duly authorized without the need for any further corporate action and without any further action by the Parent or Reorganized Parent, as applicable.

As a result of the distribution of the CVRs pursuant to the CVR Distribution Framework in accordance with the Prepackaged Plan, the CVRs shall not be listed on a public stock exchange or voluntarily subjected to any reporting requirements promulgated by the SEC or Canadian securities Laws.

In order to comply with applicable Canadian securities Laws, the Reorganized Parent intends to rely upon the exemption from prospectus registration requirements provided by Section 2.11(a) of the National Instrument 45-106 – Prospectus Exemptions in connection with the distribution of CVRs in accordance with the Prepackaged Plan, subject to and conditioned on the Bankruptcy Court’s approval of the Prepackaged Plan, on the basis that Prepackaged Plan constitutes a reorganization that is under a statutory procedure.

L.	New Notes and New RCF Exit Facility Agreement

In connection with the Reorganization Transaction, the issuance of the New Notes, the related guarantees (including the New Debt Facilities Guarantees) and security and similar agreements, and entry into the New RCF Exit Facility Agreement by the Reorganized Debtors shall be authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests. The New Notes will be issued only to persons that are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act) in reliance on the exemptions provided by section 4(a)(2) under the Securities Act, or persons that are outside of the United States and are not U.S. persons (and are not purchasing for the account of benefit of a U.S. person) within the meaning of Regulation S under the Securities Act. Confirmation of the Prepackaged Plan shall be deemed authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to issue the New Notes and the related guarantees and enter into the New RCF Exit Facility Agreement, and incur and pay any fees, premiums, and expenses in connection therewith, and (ii) act or take action under applicable Law, regulation, order, or rule or vote, consent, authorization, or approval of any person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to issue the New Notes, the related guarantees or enter into the New RCF Exit Facility Agreement.

On the Effective Date (or earlier, if provided in an order of the Bankruptcy Court), all Liens and security interests granted pursuant to, or in connection with the New Notes, the related guarantees (including the New Debt Facilities Guarantees) and New RCF Exit Facility Agreement, (i) shall be deemed to be approved and shall, without the necessity of the execution, recordation, or filing of mortgages, security agreements, control agreements, pledge agreements, financing statements, or other similar documents, be valid, binding, fully perfected, fully enforceable Liens on, and security interests in, the collateral securing the New Notes, the related guarantees(including the New Debt Facilities Guarantees) and the new RCF Exit Facility, with the priorities established in respect thereof under the New Debt Documents, applicable non-bankruptcy Law, the Prepackaged Plan, and the Confirmation Order; and (ii) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy Law, the Prepackaged Plan, or the Confirmation Order.

The Reorganized Debtors and the Persons granted Liens and security interests under the New Notes, the related guarantees and New RCF Exit Facility Agreement, as applicable, are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other Law (whether domestic or foreign) that would be applicable in the absence of the Prepackaged Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

M.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Prepackaged Plan shall be deemed authorized and approved in all respects, including: (a) the issuance and distribution of the New Common Stock; (b) the issuance and distribution of the New Notes; (c) the offering and implementation of the Reverse Dutch Auction Opportunity; (d) implementation of the Restructuring Transactions, (e) entry into the CVR Agreement and distribution of the CVRs; (f) all other actions contemplated under the Prepackaged Plan (whether to occur before, on, or after the Effective Date); (g) adoption of the New Corporate Governance Documents; (h) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases (as applicable); and (i) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Prepackaged Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Prepackaged Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Prepackaged Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Prepackaged Plan (or necessary or desirable to effect the transactions contemplated under the Prepackaged Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, the New Notes, the Reverse Dutch Election Opportunity, the New Corporate Governance Documents, the CVRs, the CVR Agreement, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.M shall be effective notwithstanding any requirements under non-bankruptcy Law.

N.	New Corporate Governance Documents.

On or immediately prior to the Effective Date, the New Corporate Governance Documents shall be automatically adopted by the applicable Reorganized Debtors or Post-Effective Date Debtors, as applicable. To the extent required under the Prepackaged Plan or applicable non-bankruptcy Law, each of the Reorganized Debtors or Post-Effective Date Debtors will file its New Corporate Governance Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable Laws of the respective state or country of organization. The New Corporate Governance Documents will prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code.

After the Effective Date, the Reorganized Debtors or Post-Effective Date Debtors may amend and restate their respective New Corporate Governance Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the Laws of the respective states, provinces, or countries of incorporation and the New Corporate Governance Documents.

1.	Directors and Officers of the Reorganized Debtors or Post-Effective Date Debtors.

As of the Effective Date, the terms of the current members of the board of directors of the Debtors shall expire and the existing officers of the Debtors shall be automatically removed as officers, and the New Boards and new officers of each of the Reorganized Debtors or Post-Effective Date Debtors shall be appointed. For subsequent terms, following the Effective Date, members of the New Boards and new officers of each of the Reorganized Debtors or Post-Effective Date Debtor shall be appointed in accordance with the New Corporate Governance Documents and other constituent documents of each Reorganized Debtor or Post-Effective Date Debtor, in each case, as applicable.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, to the extent known, the identity and affiliation of any Person proposed to serve on the New Boards will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, as well as those Persons that will serve as officers of the Reorganized Debtors or Post-Effective Date Debtor. Provisions regarding the removal, appointment, and replacement of members of the New Boards, to the extent applicable, will be disclosed in the New Corporate Governance Documents.

2.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors and/or Post-Effective Date Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Prepackaged Plan, and the Securities issued pursuant to the Prepackaged Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Prepackaged Plan.

O.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor or Post-Effective Date Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ and Post-Effective Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Prepackaged Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors (or Post-Effective Date Debtors, as applicable) as of the Effective Date.

The Reorganized Debtors or Post-Effective Date Debtors, as applicable, may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors or Post-Effective Date Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Prepackaged Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors (or Post-Effective Date Debtors), as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and Reorganized Debtors (or Post-Effective Date Debtors, as applicable) expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Prepackaged Plan, including Article VIII hereof. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Prepackaged Plan or a Final Order, the Reorganized Debtors and/or Post-Effective Date Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors and Post-Effective Date Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Prepackaged Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors or Post-Effective Date Debtors, except as otherwise expressly provided in the Prepackaged Plan, including Article VIII hereof. The applicable Reorganized Debtors or Post-Effective Date Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors or Post-Effective Date Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

P.	Certain Securities Law Matters.

The offering, issuance (or entry into), and distribution of the New Common Stock, the New Notes, the CVRs, and all other Securities entered into and/or issued in connection with the Prepackaged Plan, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable Law requiring registration prior to the offering, issuance, distribution, or sale of Securities to the maximum extent permitted by Law, in accordance with, and pursuant to, (i) section 1145 of the Bankruptcy Code (with respect to the New Common Stock after the Petition Date and the CVRs), (ii) section 4(a)(2) of the Securities Act or Regulation S under the Securities Act (with respect to the New Common Stock prior to the Petition Date and the New Notes), or (iii) any other available exemption from registration, as applicable.

In addition, the New Common Stock and CVRs issued under section 1145 of the Bankruptcy Code (1) will not be “restricted securities” as defined in rule 144(a)(3) under the Securities Act and (2) will be freely tradable and transferable in the United States by a recipient thereof that (i) is an entity that is not an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code, (ii) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (iii) has not been such an “affiliate” within 90 days of the time of the transfer, and (iv) has not acquired such securities from an “affiliate” within one year of the time of transfer, subject in each case to compliance with applicable securities Laws and any rules and regulations of the SEC or state or local securities Laws, if any, applicable at the time of any future transfer of such Securities, and subject to any restrictions in the New Corporate Governance Documents and CVR Agreement, as applicable.

The New Notes (and to the extent issuance under section 1145(a) of the Bankruptcy Code is unavailable, the New Common Stock and CVRs) will be issued without registration under the Securities Act in reliance upon the exemption set forth in section 4(a)(2) of the Securities Act and/or Regulation S under the Securities Act, and similar registration exemptions under state or local securities Laws, in each case to the maximum extent permitted thereunder. Any securities issued in reliance on section 4(a)(2) and/or Regulation S under the Securities Act, will be “restricted securities” under the Securities Act and/or subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable Law and subject in each case to compliance with applicable securities Laws and any rules and regulations of the SEC or state or local securities Laws, if any, applicable at the time of any future transfer of such Securities, and subject to any restrictions in the New Debt Documents, New Corporate Governance Documents and CVR Agreement, as applicable.

Neither the issuance of the New Common Stock, New Notes, or CVRs nor the Reverse Dutch Election Opportunity shall constitute an invitation or solicitation of an invitation or offer to sell or buy, any securities in contravention of any applicable Law in any jurisdiction. No action has been taken, nor will be taken, in any jurisdiction that would permit a public offering of any of the New Common Stock, New Notes, or CVRs (other than securities issued pursuant to section 1145 of the Bankruptcy Code) in any jurisdiction where such action for that purpose is required.

The ownership of the New Notes will be through the facilities of DTC. The Reorganized Debtors need not provide any further evidence other than the Prepackaged Plan or the Confirmation Order with respect to the treatment of the New Common Stock, New Notes, and CVRs under applicable securities Laws. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC and any transfer agent) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Prepackaged Plan, including, for the avoidance of doubt, whether the New Common Stock, New Notes and CVRs are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. DTC and any transfer agent shall be required to accept and conclusively rely upon the Prepackaged Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock, New Notes and/or CVRs are exempt from registration and/or eligible for DTC book-entry delivery, settlement and depository services.

Q.	1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor, Post-Effective Date Debtor, or to any other Person) of property under the Prepackaged Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors, Reorganized Debtors or Post-Effective Date Debtors, including the New Common Stock, New Notes, and the CVRs; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facilities; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Prepackaged Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Prepackaged Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

R.	Additional Sale Transaction Provisions.

Solely if the Sale Transaction occurs and is consummated, the following additional provisions shall be included in the Prepackaged Plan:

1.	Post-Effective Date Debtors.

If the Sale Transaction is an asset sale, following the sale of certain assets of the Debtors under the Prepackaged Plan or the Sale Order(s), on and after the Effective Date, the Post-Effective Date Debtors shall continue in existence for purposes of (a) winding down the Debtors’ business and affairs as expeditiously as reasonably possible, (b) resolving Disputed Claims, (c) making distributions on account of Allowed Claims as provided hereunder, (d) funding distributions, (e) enforcing and prosecuting claims, interests, rights, and privileges under the Causes of Action on the list of Retained Causes of Action in an efficacious manner and only to the extent the benefits of such enforcement or prosecution are reasonably believed to outweigh the costs associated therewith, (f) filing appropriate tax returns, (g) complying with its continuing obligations under the Purchase Agreement(s), if any, and (h) administering the Prepackaged Plan in an efficacious manner. In such case, the Post-Effective Date Debtors shall be deemed to be substituted as the party-in-lieu of the Debtors in all matters, including (i) motions, contested matters, and adversary proceedings pending in the Bankruptcy Court, and (ii) all matters pending in any courts, tribunals, forums, or administrative proceedings outside of the Bankruptcy Court, in each case without the need or requirement for a plan administrator to file motions or substitutions of parties or counsel in each such matter.

2.	Post-Effective Date Plan Administrator.

If the Sale Transaction is an asset sale and is consummated, on the Effective Date, the Post-Effective Date Plan Administrator shall be appointed with respect to each Post-Effective Date Debtor. The Post-Effective Date Plan Administrator shall act for the Post-Effective Date Debtors in the same fiduciary capacity as applicable to a Governing Body, subject to the provisions hereof (and all certificates of formation, membership agreements, and related documents shall be deemed amended by the Prepackaged Plan to permit and authorize the same) and retain and have all the rights, powers, and duties necessary to carry out their responsibilities under this Prepackaged Plan on terms which shall be disclosed in the Plan Supplement.

S.	Director and Officer Liability Insurance.

Notwithstanding anything in the Prepackaged Plan to the contrary, the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the

Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ or the Post-Effective Date Debtors’, as applicable, foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Prepackaged Plan, Confirmation of the Prepackaged Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Prepackaged Plan as to which no Proof of Claim need be filed.

In addition, after the Effective Date, none of the Reorganized Debtors or the Post-Effective Date Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.

T.	Indemnification Obligations.

Consistent with applicable Law, all indemnification provisions in place as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Prepackaged Plan on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

1.	Reorganization Transaction.

In the event of an Reorganization Transaction, on the Effective Date, except as otherwise provided in Article V.H and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (a) identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (b) previously expired or terminated pursuant to their own terms; (c) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (d) are the subject of a motion to reject that is pending on the Effective Date; or (e) have an ordered or requested effective date of rejection that is after the Effective Date.

2.	Sale Transaction.

In the event the Sale Transaction is to occur and be consummated on the Effective Date, on the Effective Date, except as otherwise provided in Article V.H and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed rejected by the applicable or Post-Effective Date Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (a) identified on the Assumed Executory Contracts and Unexpired Leases Schedule; (b) have been previously assumed by the Debtors pursuant to a Final Order; (c) are the subject of a motion to assume that Filed on or before the Confirmation Date; (d) are to be assumed by the Debtors or assumed by the Debtors and assigned to another third party, as applicable, in connection with any sale transaction, including the Sale Transaction; or (e) are a contract, instrument, release, indenture, or other agreement or document entered into in connection with the Prepackaged Plan.

3.	General Provisions.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Prepackaged Plan, the Rejected Executory Contracts and Unexpired Leases Schedule (or the Assumed Executory Contract and Unexpired Leases Schedule in the case of a Sale Transaction), pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Prepackaged Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Prepackaged Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor or Post-Effective Date Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Prepackaged Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors or Post-Effective Date Debtors, as applicable.

To the maximum extent permitted by Law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Prepackaged Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Prepackaged Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Prepackaged Plan, the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Assumed Executory Contracts and Unexpired Leases Schedule and the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to forty-five (45) days after the Effective Date, so long as such allocation, amendment, modification, or supplement is consistent with the Restructuring Support Agreement.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Prepackaged Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with ARTICLE III.B.7 of this Prepackaged Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Any monetary amounts by which any Executory Contract or Unexpired Lease to be assumed under the Prepackaged Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors, Reorganized Debtors, or Post-Effective Date Debtors, as applicable, upon assumption thereof.

After the Petition Date and no later than seven (7) calendar days before the Confirmation Hearing, the Debtors shall serve notices of proposed assumptions to the counterparties to the Executory Contracts and Unexpired Leases to be assumed reflecting the Debtors’ intention to assume the contract, and setting forth the proposed Cure amount (if any) or otherwise indicating that the Cure amount shall be asserted against the Debtors or Reorganized Debtors, as applicable, in the ordinary course of business. Each such notice shall include a description of the procedures for resolving disputes related to the proposed assumption of applicable Executory Contracts and Unexpired Leases. In the event that any Executory Contract or Unexpired Lease is to be assumed after the provision of initial notices of proposed assumptions described above, a notice of proposed assumption with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof. If a counterparty to any Executory Contract or Unexpired Lease that the Debtors or Reorganized Debtors, as applicable, intend to assume does not receive such a notice, the proposed Cure amount for such Executory Contract or Unexpired Lease shall be deemed to be asserted against the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business.

Unless otherwise agreed in writing by the parties to the applicable Executory Contract or Unexpired Lease, any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure amount must be Filed, served, and actually received by counsel to the Debtors no later than the date and time specified in the notice (which shall be not less than fourteen days after such notice is served). The Debtors or the Reorganized Debtors or Post-Effective Date Debtors, as applicable, may reconcile and settle, with the consent of the Consenting Investor not to be unreasonably withheld, in the ordinary course of the Debtors’ business any dispute (following a timely filed objection) regarding any Cure or any other matter pertaining to assumption without any further notice to or action, order, or approval of the Bankruptcy Court.

Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure amount (including any request for an additional or different cure amount) will be deemed to have assented to such assumption or Cure amount and any untimely request for an additional or different Cure amount shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor or Post-Effective Date Debtor, without the need for any objection by the applicable Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.

The Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, shall pay the Cure amounts, if any, on the Effective Date or as soon as reasonably practicable thereafter, in the ordinary course of business, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may agree; provided that if a dispute regarding assumption or Cure is unresolved as of the Effective Date, then payment of the applicable Cure amount shall occur as soon as reasonably practicable after such dispute is resolved. Any Cure shall be deemed fully satisfied, released, and discharged upon payment of the Cure.

The assumption of any Executory Contract or Unexpired Lease pursuant to the Prepackaged Plan, in connection with the Sale Transaction or Reorganization Transaction, shall result in the full release and satisfaction of any nonmonetary defaults arising from or triggered by the filing of these Chapter 11 Cases, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (2) the effective date of such assumption, or (3) the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Prepackaged Plan, in connection with the Reorganization Transaction or Sale Transaction, or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors, the Reorganized Debtors, or Post-Effective Date Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy Law to the contrary, the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases.

E.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, shall be treated as Executory Contracts hereunder. Unless otherwise provided in the Prepackaged Plan, on the Effective Date, in connection with all contemplated transactions under this Prepackaged Plan, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims, including all D&O Liability Insurance Policies, and (2) such insurance policies and any agreements, documents, or instruments relating thereto, including all D&O Liability Insurance Policies, shall revest in the applicable Reorganized Debtors or Post-Effective Date Debtors.

Nothing in this Prepackaged Plan, Restructuring Support Agreement, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other Final Order (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators have to pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or the Purchaser, solely to the extent assumed and assigned to the Purchaser under the Purchase Agreement) or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third-party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

F.	Reservation of Rights.

Nothing contained in the Prepackaged Plan, the Restructuring Support Agreement, the Purchase Agreement, or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor, Reorganized Debtor, or Post-Effective Date Debtor in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims Allowed as of the Effective Date.

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as the case may be, and the Holder of the applicable Allowed Claim on the first Distribution Date, the applicable Reorganized Debtors or Post-Effective Date Debtors shall make initial distributions under the Prepackaged Plan on account of Claims Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.D of the Prepackaged Plan, and (3) Allowed General Unsecured Claims shall be paid in accordance with Article III.B.13 of the Prepackaged Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy Law or in the ordinary course of business.

B.	Disbursing Agent.

The Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, or the Post-Effective Date Plan Administrator, as applicable, shall have the authority to enter into agreements with one or more Disbursing Agents to facilitate the distributions required hereunder. All distributions under the Prepackaged Plan shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors or the Post-Effective Date Debtors, as applicable.

C.	Rights and Powers of Disbursing Agent.

1.	Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Prepackaged Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Prepackaged Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors or Post-Effective Date Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.	Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim is transferred twenty (20) or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.	Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors or Post-Effective Date Debtors.

3.	Minimum Distributions.

No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Prepackaged Plan on account of an Allowed Claim or Allowed Interest (if applicable) would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to the Holders of Allowed Claims hereunder shall be adjusted as necessary to account for the foregoing rounding.

Except with respect to the ordinary course payment in Cash of interest arising under the Prepetition 2025 Notes Indenture or the Prepetition 2028 Notes Indenture, none of the Reorganized Debtors, the Post-Effective Date Debtors, or the Disbursing Agent shall have any obligation to make a Cash distribution that is less than two hundred and fifty dollars ($250) to any Holder of an Allowed Claim.

4.	Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time all currently-due, missed distributions shall be made to such Holder without interest. Undeliverable distributions shall remain in the possession of the Reorganized Debtors or Post-Effective Date Debtors, as applicable, until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or Post-Effective Date Debtors, as applicable or is cancelled pursuant to this Article VI, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

Any distribution under the Prepackaged Plan that is an unclaimed distribution or remains undeliverable (as reasonably deemed unclaimed or undeliverable by the Reorganized Debtors, the Post-Effective Date Debtors, or the Disbursing Agent) for a period of ninety (90) days after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such unclaimed distribution or undeliverable distribution shall revest in the applicable Reorganized Debtor or Post-Effective Date Debtor automatically (and without need for a further order by the Bankruptcy Court, notwithstanding any applicable federal, provincial, or estate escheat, abandoned, or unclaimed property Laws to the contrary) and, to the extent such unclaimed distribution is comprised of New Common Stock, New Notes, or CVRs, then such New Common Stock, New Notes, or CVRs shall be cancelled. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be cancelled, released, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property Laws, or any provisions in any document governing the distribution that is an unclaimed distribution, to the contrary, and the Claim of any Holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred. The Disbursing Agent shall adjust the distributions of the New Common Stock, New Notes or the CVRs to reflect any such cancellation; however, for the avoidance of doubt, additional Securities shall not be issued to other Holders of Claims due to any such cancellations.

5.	Surrender of Canceled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with Article IV.G hereof shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing holders to receive distributions under the Prepackaged Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Reinstated under the Prepackaged Plan.

6.	Delivery of Distributions on Senior Secured Notes Claims.

Except as otherwise reasonably requested by the Prepetition Senior Secured Notes Trustee, all distributions to holders of Allowed Prepetition 2025 Notes Claims and Allowed Prepetition 2028 Notes Claims shall be deemed completed when made to the applicable Prepetition Senior Secured Notes Trustees. The Prepetition Senior Secured

Notes Trustee shall hold or direct such distributions for the benefit of the holders of Allowed Prepetition 2025 Notes Claims and Allowed Prepetition 2028 Notes Claims, as applicable. As soon as practicable in accordance with the requirements set forth in this Article VI, the Prepetition Senior Secured Notes Trustee shall arrange to deliver such distributions to or on behalf of its holders, subject to the Prepetition Senior Secured Notes Trustee’s charging lien. The Prepetition Senior Secured Notes Trustee may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with holders of Allowed Prepetition 2025 Notes Claims and Allowed Prepetition 2028 Notes Claims, to the extent consistent with the customary practices of DTC. If the Prepetition Senior Secured Notes Trustees are unable to make, or consents to the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, making such distributions, the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, with the Prepetition Senior Secured Notes Trustees’ cooperation, shall make such distributions to the extent practicable to do so; provided that until such distributions are made, the Prepetition Senior Secured Notes Trustees’ charging lien shall attach to the property to be distributed in the same manner as if such distributions were made through the Prepetition Senior Secured Notes Trustee. The Prepetition Senior Secured Notes Trustee shall have no duties or responsibilities relating to any form of distribution that is not DTC eligible and the Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that any distribution on account of an Allowed Prepetition 2025 Notes Claim and/or Allowed Prepetition 2028 Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter.

E.	Manner of Payment.

1.

All distributions of the New Common Stock and New Notes to the holders of the applicable Allowed Claims under the Prepackaged Plan shall be made by the Disbursing Agent on behalf of the Debtors, or the Reorganized Debtors, as applicable.

2.	The CVRs shall be distributed in accordance with the CVR Distribution Framework.

3.

All distributions of Cash to the holders of the applicable Allowed Claims under the Prepackaged Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor, Reorganized Debtor, or Post-Effective Date Debtor.

4.	At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Compliance with Tax Requirements.

In connection with the Prepackaged Plan, to the extent applicable, the Debtors, Reorganized Debtors, the Post-Effective Date Debtors, the Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Prepackaged Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Prepackaged Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Prepackaged Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors, Reorganized Debtors, and Post-Effective Date Debtors reserve the right to allocate all distributions made under the Prepackaged Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

G.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

H.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Prepackaged Plan, the Confirmation Order, any other order of the Bankruptcy Court, or required by applicable bankruptcy and non-bankruptcy Law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim.

I.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Effective Date.

J.	Setoffs and Recoupment.

Except as expressly provided in this Prepackaged Plan, each Reorganized Debtor or Post-Effective Date Debtor, as applicable, may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor or Post-Effective Date Debtor, as applicable, may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) or Post-Effective Date Debtor(s), as applicable, and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or Post-Effective Date Debtor, as applicable, or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder. In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

K.	Claims Paid or Payable by Third Parties.

1.	Claims Paid by Third Parties/Insurers.

The Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor, a Reorganized Debtor, or a Post-Effective Date Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor, a Reorganized Debtor, or a Post-Effective Date Debtor on account of such Claim, such holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor or Post-Effective Date Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Prepackaged Plan exceeds the amount of such Claim as of the date of any such distribution under the Prepackaged Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor or Post-Effective Date Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties.

No distributions under the Prepackaged Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies.

Except as otherwise provided in the Prepackaged Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Prepackaged Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process.

In light of the Unimpaired status of all Allowed General Unsecured Claims under the Prepackaged Plan, there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Prepackaged Plan, except as provided in Article V.B of the Prepackaged Plan or Article V.C with respect to a Cure amount, and the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced (and no approval or authority from the Bankruptcy Court shall be required) except that (unless expressly waived pursuant to the Prepackaged Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable; and provided, that the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, reserve the right to seek to set a future bar date that may require a Proof of Claim to be filed in the event that a Sale Transaction is pursued (in which case a separate order of the Bankruptcy Court will govern).

On and after the Effective Date, except as otherwise provided in this Prepackaged Plan, all Allowed Claims shall be satisfied in the ordinary course of business by the Reorganized Debtors or the Post-Effective Date Debtors, as applicable. The Debtors, the Reorganized Debtors, and/or the Post-Effective Date Debtors, as applicable, shall have the exclusive authority to (i) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (ii) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Prepackaged Plan. If the Debtors, Reorganized Debtors, or Post-Effective Date Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors, Reorganized Debtors, or Post-Effective Date Debtors may elect, at their sole option, to object to any Claim (other than Claims expressly Allowed by this Prepackaged Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided further that holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court. All Proofs of Claim Filed in the Chapter 11 Cases shall be deemed objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Effective Date, shall be deemed withdrawn and expunged, except as otherwise provided herein. Notwithstanding anything in this Prepackaged Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor or Post-Effective Date Debtor, as applicable, without the need for any objection by the Reorganized Debtors or Post-Effective Date Debtors, as applicable, or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance of Claims.

After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors or Post-Effective Debtors, as applicable, shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy Law, without further notice or order from the Bankruptcy Court.

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Prepackaged Plan, after the Effective Date, the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, in consultation with the Consenting Investor, shall have the exclusive authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor or Post-Effective Date Debtor, as applicable, shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to ARTICLE IV.O of the Prepackaged Plan.

Any objections to Proofs of Claims (other than Administrative Claims) shall be served and Filed (a) on or before the date that is one hundred and eighty days following the later of (i) the Effective Date and (ii) the date that a Proof of Claim is Filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a Holder of a Claim or (b) such later date as ordered by the Bankruptcy Court.

D.	Estimation of Claims and Interests.

Before, on, or after the Effective Date, the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Prepackaged Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Prepackaged Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

E.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, without the Reorganized Debtors or Post-Effective Date Debtors, as applicable, having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Disallowance of Claims or Interests.

Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order. No payment or distribution shall be made on account of such Claim or Interest unless the transferee has paid or turned over such property.

G.	No Distributions Pending Allowance.

Notwithstanding any other provision of the Prepackaged Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

H.	Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Prepackaged Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Prepackaged Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

I.	No Interest.

Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

J.	Accrual of Dividends and Other Rights.

For purposes of determining the accrual of distributions or other rights after the Effective Date, the New Common Stock and New Notes shall be deemed distributed as of the Effective Date regardless of the date on which they are actually distributed; provided, however, that the relevant Reorganized Debtors shall not pay any such distributions or distribute such other rights, if any, until after distribution of the applicable New Common Stock or New Notes actually takes place.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Definitive Documents, the Prepackaged Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Prepackaged Plan, the distributions, rights, and treatment that are provided in the Prepackaged Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors or Post-Effective Date Debtors, as applicable), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Prepackaged Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Prepackaged Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

B.	Release of Liens.

Except as otherwise provided in the Prepackaged Plan, the Restructuring Support Agreement, the Confirmation Order, the Purchase Agreement, or in any contract, instrument, release, or other agreement or document amended or created pursuant to the Prepackaged Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Prepackaged Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with this Prepackaged Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors or Post-Effective Date Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors or Post-Effective Date Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors or Post-Effective Date Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Prepackaged Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors or Post-Effective Date Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

C.	Releases by the Debtors.

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code and to the fullest extent permitted by applicable Law, each Released Party is conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of any of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in Law, equity, contract, tort, or otherwise, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic Law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, that the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, their Estates or their Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to (including the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable), or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof) or their Estates, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Prepackaged Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in-or out-of-court restructuring efforts, the decision to file the Chapter 11 Cases, any intercompany transactions, the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Restructuring Support Agreement, the Restructuring Transactions, the Prepackaged Plan (including the Plan Supplement), the solicitation of votes on the Prepackaged Plan, the Disclosure Statement, the pursuit of Confirmation and Consummation, the Reorganization Transaction, the Sale Transaction, the DIP Facility, the DIP Documents, the administration and implementation of the Prepackaged Plan, including the issuance or distribution of Securities pursuant to the Prepackaged Plan, or the distribution of property under the Prepackaged Plan or any other related agreement, but not, for the avoidance of doubt, any legal opinion effective as of the Effective Date requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Prepackaged Plan, or upon any other act, omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising on or after the Effective Date of any party or Entity under the Prepackaged Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan as set forth in the Prepackaged Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Prepackaged Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Prepackaged Plan; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors or the Debtors’ Estates asserting any Claim or Cause of Action of any kind whatsoever released pursuant to the Debtor Release.

D.	Releases by the Releasing Parties.

Effective as of the Effective Date, to the fullest extent permissible under applicable Law, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Claim, Cause of Action, directly or derivatively, by, through, for, or because of a Releasing Party, is deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each Debtor, Reorganized Debtor, Post-Effective Date Debtor, and each other Released Party from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether liquidated or unliquidated, fixed or contingent, known or unknown, foreseen or unforeseen, existing or hereafter arising, in Law, equity, contract, tort, or otherwise, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic Law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, their Estates or their Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert (whether individually or collectively), based on or relating to (including the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable), or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof) or their Estates, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Prepackaged Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in-or out-of-court restructuring efforts, the decision to file the Chapter 11 Cases, any intercompany transactions, the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Restructuring Support Agreement, the Restructuring Transactions, the Prepackaged Plan (including the Plan Supplement), the solicitation of votes on the Prepackaged Plan, the Disclosure Statement, the pursuit of Confirmation and Consummation, the Reorganization Transaction, the Sale Transaction, the DIP Facility, the DIP Documents, the administration and implementation of the Prepackaged Plan, including the issuance or distribution of Securities pursuant to the Prepackaged Plan, or the distribution of property under the Prepackaged Plan or any other related agreement, or upon any other act, omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising on or after the Effective Date of any party or Entity under the Prepackaged Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan as set forth in the Prepackaged Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in this Prepackaged Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) consensual; (2) essential to the confirmation of the Prepackaged Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Prepackaged Plan; (4) a good faith settlement and compromise of the Claims released by the Third-Party Release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any claim or Cause of Action of any kind whatsoever released pursuant to the Third-Party Release.

E.	Exculpation.

Effective as of the Effective Date, to the fullest extent permissible under applicable Law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Prepackaged Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Cause of Action or any claim arising from the Petition Date through the Effective Date related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable the Chapter 11 Cases, the Restructuring Support Agreement, the Disclosure Statement, the Prepackaged Plan (including the Plan Supplement), the DIP Facility, the DIP Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Prepackaged Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the Reorganization Transaction, the Sale Transaction, the administration and implementation of the Prepackaged Plan, including the issuance of Securities pursuant to the Prepackaged Plan, or the distribution of property under the Prepackaged Plan or any other related agreement (excluding, for the avoidance of doubt, providing any legal opinion effective as of the Effective Date requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Prepackaged Plan), except for claims or Causes of Action related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Prepackaged Plan. The Exculpated Parties have, and upon Consummation of the Prepackaged Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Prepackaged Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or such distributions made pursuant to the Prepackaged Plan. Notwithstanding the foregoing, the exculpation shall not release any obligation or liability of any Entity for any post-Effective Date obligation under the Prepackaged Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Prepackaged Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Prepackaged Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or such distributions made pursuant to the Prepackaged Plan.

Solely with respect to the exculpation provision, notwithstanding anything to the contrary in the Plan or Plan Supplement, each of the 1125(e) Exculpated Parties shall not incur liability for any Cause of Action or Claim related to any act or omission in connection with, relating to, or arising out of, in whole or in part, (a) the solicitation of acceptance or rejection of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code or (b) the participation, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security, offered or sold under the Plan. No Entity or Person may commence or pursue a Claim or Cause of Action of any kind against any of the Exculpated Parties or the 1125(e) Exculpated Parties that arose or arises from, in whole or in part, a Claim or Cause of Action subject to this paragraph, without this Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim for actual fraud, gross negligence, or willful misconduct against any such Exculpated Party or 1125(e) Exculpated Party and such party is not exculpated pursuant to this provision; and (ii) specifically authorizing such Entity or Person to bring such Claim or Cause of Action against such Exculpation Party or 1125(e) Exculpation Party. The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action.

F.	Injunction.

Except as otherwise expressly provided in the Prepackaged Plan, or for obligations issued or required to be paid pursuant to the Prepackaged Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Prepackaged Plan.

No Person or Entity may commence, continue, amend, or pursue a Claim or Cause of Action, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, the Exculpated Parties, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action, subject to Article VIII.C, Article VIII.D, Article VIII.E, and Article VIII.F hereof, without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action, represents a colorable Claim of any kind, and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action, as applicable, against any such Debtor, Reorganized Debtor, Post-Effective Date Debtor, Exculpated Party, or Released Party, as applicable. At the hearing for the Bankruptcy Court to determine whether such Claim or Cause of Action represents a colorable Claim of any kind, the Bankruptcy Court may, or shall if any Debtor, Reorganized

Debtor, Post-Effective Date Debtor, Exculpated Party, Released Party, or other party in interest requests by motion (oral motion being sufficient), direct that such Person or Entity seeking to commence or pursue such Claim or Cause of Action file a proposed complaint with the Bankruptcy Court embodying such Claim or Cause of Action, such complaint satisfying the applicable Rules of Federal Procedure, including, but not limited to, Rule 8 and Rule 9 (as applicable), which the Bankruptcy Court shall assess before making a determination.

The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action.

G.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or Post-Effective Date Debtors, as applicable, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors or Post-Effective Date Debtors, as applicable, or another Entity with whom the Reorganized Debtors or Post-Effective Date Debtors, as applicable, have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Document Retention.

On and after the Effective Date, the Reorganized Debtors or Post-Effective Date Debtors, as applicable, may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors or Post-Effective Date Debtors, as applicable.

I.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

(a)

the Bankruptcy Court shall have entered the Confirmation Order (which shall include final approval of the Disclosure Statement), which shall be a Final Order, in form and substance consistent in all respects with the Restructuring Support Agreement (including any consent rights thereunder) and otherwise in form and substance acceptable to the Debtors, the Consenting Investor the Required Consenting Noteholders, and reasonably acceptable to the Required Consenting RCF Lenders, and which shall:

(i)

authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Prepackaged Plan;

(ii)	decree that the provisions in the Confirmation Order and the Prepackaged Plan are nonseverable and mutually dependent;

(iii)

authorize the Debtors, as applicable/necessary, to: (a) implement the Restructuring Transactions, (b) distribute the New Common Stock, New Notes, and CVRs pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code, section 4(a)(2) of the Securities Act, or Regulation S under the Securities Act, as applicable; (c) make all distributions and issuances as required under the Prepackaged Plan, including Cash, the New Common Stock, the New Notes and CVRs; and (d) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, in each case, in a manner consistent with the terms of the Restructuring Support Agreement and subject to the consent rights set forth therein;

(iv)	authorize the implementation of the Prepackaged Plan in accordance with its terms; and

(v)

provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Prepackaged Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Prepackaged Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and

(b)	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Prepackaged Plan;

(c)

the final version of each of the Prepackaged Plan, the Definitive Documents, and all documents contained in any supplement to the Prepackaged Plan, including the Plan Supplement and any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein shall have been executed or filed, as applicable in form and substance consistent in all respects with the Restructuring Support Agreement, the Prepackaged Plan, and comply with the applicable consent rights set forth in the Restructuring Support Agreement and/or the Prepackaged Plan for such documents and shall not have been modified in a manner inconsistent with the Restructuring Support Agreement;

(d)

the Restructuring Support Agreement shall not have been terminated as to the Consenting Investor, the Required Consenting Noteholders, or the Required Consenting RCF Lenders, shall be in full force and effect, and the Debtors and the other parties thereto shall be in compliance therewith;

(e)

all Professional Fee Amounts that require the approval of the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been funded into the Professional Fee Account pending the approval of such fees and expenses by the Bankruptcy Court;

(f)

all outstanding Restructuring Expenses and all outstanding reasonable and documented fees and expenses of the Prepetition Senior Secured Notes Trustees, including estimated fees and expenses through the Effective Date shall have been paid in full in cash;

(g)	the Consenting Investor shall have provided the New Direct Investment and the Consenting Investor Cash Contribution;

(h)	the completion and consummation of the Reverse Dutch Election Opportunity shall have occurred;

(i)

the Non-Debtor Hospital Partner Entities and Physician-Owned Entities shall have executed and delivered the New Debt Facilities Non-Debtor Hospital Partner Entity Guarantees and New Debt Facilities Physician-Owned Entity Guarantees, respectively;

(j)

no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Prepackaged Plan;

(k)	in the event of the Sale Transaction, the conditions to effectiveness to the Purchase Agreement(s) shall have been duly satisfied or waived;

(l)

in the event of the Reorganization Transaction, the conditions to effectiveness of the Restructuring Support Agreement shall have been duly satisfied or waived and the New Common Stock will be issued in accordance with the Distribution Record Date;

(m)

the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in the Prepackaged Plan in a manner consistent with the Restructuring Support Agreement (and subject to, and in accordance with, the consent rights set forth therein).

B.	Waiver of Conditions.

Except as otherwise specified in the Prepackaged Plan or the Restructuring Support Agreement, any one or more of the conditions to Consummation (or component thereof) set forth in this Article IX (other than entry of the Confirmation Order) may be waived by the Debtors with the prior written consent of the Consenting Investor and the Required Consenting Noteholders, and, solely with respect to those conditions set forth in clauses (i), (iii)(a), (iii)(d), (iv) of clause (a) and clauses (b), (c), (f), (i), and (l) of Article IX.A. with the reasonable consent of the Required Consenting RCF Lenders, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Prepackaged Plan.

C.	Effect of Failure of Conditions.

If Consummation does not occur as to any Debtor, the Prepackaged Plan shall be null and void in all respects as to such Debtor and nothing contained in the Prepackaged Plan, the Disclosure Statement or Restructuring Support Agreement as to such Debtor shall: (1) constitute a waiver or release of any Claims by the Debtors, any Holders of Claims or Interests or any other Entity; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.

D.	Substantial Consummation

“Substantial Consummation” of the Prepackaged Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in this Prepackaged Plan and subject to the consent rights set forth in the Restructuring Support Agreement, the Debtors reserve the right to modify the Prepackaged Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Prepackaged Plan. Subject to those restrictions on modifications set forth in the Prepackaged Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Prepackaged Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Prepackaged Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Prepackaged Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Prepackaged Plan.

B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Prepackaged Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Prepackaged Plan.

To the extent permitted by the Restructuring Support Agreement and subject to the consent of the Consenting Investor and the Required Consenting Noteholders, the Debtors reserve the right to revoke or withdraw the Prepackaged Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Prepackaged Plan, or if Confirmation or Consummation does not occur, then: (1) the Prepackaged Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Prepackaged Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Prepackaged Plan, and any document or agreement executed pursuant to the Prepackaged Plan, shall be deemed null and void; and (3) nothing contained in the Prepackaged Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Prepackaged Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and to the fullest extent permissible by 28 U.S.C. § 1334 to hear, and by 28 U.S.C. § 157 to determine, all proceedings in respect thereof, including, without limitation, for the following purposes:

(a)

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

(b)

decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Prepackaged Plan;

(c)

resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors or Post-Effective Date Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

(d)

to resolve disputes concerning Disputed Claims and consider the allowance, classification, priority, compromise, estimation, secured or unsecured status, amount or payment of any Claim, including any Administrative Claims, including any dispute over the application to any Claim of any limitation on its allowance set forth in sections 502 or 503 of the Bankruptcy Code or asserted under non-bankruptcy Law pursuant to section 502(b)(1) of the Bankruptcy Code;

(e)

ensure that distributions to holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Prepackaged Plan, including with respect to (i) the New Notes pursuant to the New 2027 Notes Indenture and the New 2028 Notes Indenture, and (ii) the CVRs pursuant to the CVR Distribution Framework;

(f)

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(g)	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(h)

enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Prepackaged Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Prepackaged Plan or the Disclosure Statement, including the Restructuring Support Agreement;

(i)	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(j)

resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Prepackaged Plan or any Entity’s obligations incurred in connection with the Prepackaged Plan;

(k)	issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Prepackaged Plan;

(l)

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

(m)

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VII.F hereof;

(n)	enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(o)

determine any other matters that may arise in connection with or relate to the Prepackaged Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Prepackaged Plan or the Disclosure Statement, including the Restructuring Support Agreement;

(p)	enter an order concluding or closing the Chapter 11 Cases;

(q)	adjudicate any and all disputes arising from or relating to distributions under the Prepackaged Plan;

(r)

consider any modifications of the Prepackaged Plan in accordance with section 1127 of the Bankruptcy Code, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(s)	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

(t)

hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Prepackaged Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Prepackaged Plan;

(u)	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(v)	to recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

(w)

hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Prepackaged Plan, including under Article VIII hereof;

(x)	enforce all orders previously entered by the Bankruptcy Court; and

(y)	hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Corporate Governance Documents, the New Notes, the New Common Stock, New RCF Exit Facility, and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Prepackaged Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, any and all holders of Claims or Interests (irrespective of whether such holders of Claims or Interests have, or are deemed to have accepted the Prepackaged Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Prepackaged Plan, each Entity acquiring property under the Prepackaged Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents.

On or before the Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Prepackaged Plan and the Restructuring Support Agreement. The Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Prepackaged Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Prepackaged Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code shall be paid by each of the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, (or the Disbursing Agent on behalf of each of the Reorganized Debtors or the Post-Effective Date Debtors, as applicable) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Chapter 11 Cases or an order of dismissal or conversion, whichever comes first.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Confirmation Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors or the Post-Effective Date Debtors, as applicable, shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Confirmation Date.

E.	Reservation of Rights.

Except as expressly set forth in the Prepackaged Plan, the Prepackaged Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Prepackaged Plan, any statement or provision contained in the Prepackaged Plan, or the taking of any action by any Debtor with respect to the Prepackaged Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Prepackaged Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtors	Counsel to the Debtors
Akumin Inc. 8300 W Sunrise Blvd. Plantation, FL 33322 Attention: Riadh Zine

Dorsey & Whitney LLP

51 West 52nd Street

New York, NY 10019

Attention: Eric Lopez Schnabel and Rachel P. Stoian

schnabel.eric@dorsey.com

stoian.rachel@dorsey.com

and

Jackson Walker LLP
1401 McKinney Street, Suite 1900
Houston, Texas 77010
Attention: Matthew D. Cavenaugh and Jennifer F. Wertz

mcavenaugh@jw.com

jwertz@jw.com

Counsel to the Consenting Investor	Counsel to the Ad Hoc Noteholder Group

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Attention: Anthony Grossi and Jason Hufendick	Akin Gump Strauss Hauer & Feld LLP 1 Bryant Park New York, NY 10036 Attention: Michael S. Stamer and Jason Rubin

Counsel to the Consenting RCF Lenders

King & Spalding LLP 1180 Peachtree Street, NE, Suite 1600 Atlanta, Georgia 30309 Attention: Thaddeus D. Wilson and Britney Baker

After the Effective Date, the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays.

Unless otherwise provided in the Prepackaged Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Prepackaged Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Prepackaged Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Prepackaged Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Prepackaged Plan.

J.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Prepackaged Plan as if set forth in full in the Prepackaged Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://dm.epiq11.com/Akumin or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document is inconsistent with the terms of the Prepackaged Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Prepackaged Plan shall control.

K.	Severability of Prepackaged Plan Provisions.

If, prior to Confirmation, any term or provision of the Prepackaged Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Prepackaged Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Prepackaged Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Prepackaged Plan and may not be deleted or modified without the Debtors’, Reorganized Debtors’, or Post-Effective Date Debtors consent, as applicable; and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Prepackaged Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, stockholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Prepackaged Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors or Post-Effective Date Debtors will have any liability for the violation of any applicable Law, rule, or regulation governing the solicitation of votes on the Prepackaged Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Prepackaged Plan and any previous plan.

M.	Closing of Chapter 11 Cases.

The Reorganized Debtors or the Post-Effective Date Debtors, as applicable, shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Waiver or Estoppel.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Prepackaged Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

O.	Creditor Default

An act or omission by a Holder of a Claim or an Interest in contravention of the provisions of this Prepackaged Plan shall be deemed an event of default under this Prepackaged Plan. Upon an event of default, the Reorganized Debtors or Post-Effective Date Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors or Post-Effective Date Debtors in remedying such default. Upon the finding of such a default by a creditor, the Bankruptcy Court may: (a) designate a party to appear, sign and/or accept the documents required under the Prepackaged Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Prepackaged Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized Debtor or Post-Effective Date Debtor in an amount, including interest, to compensate the Reorganized Debtors or Post-Effective Date Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Prepackaged Plan.

Dated: October 22, 2023	AKUMIN INC.
ADVANCED DIAGNOSTIC GROUP, LLC
ADVANCED DIAGNOSTIC RESOURCES, LLC
AFFILIATED PET SYSTEMS, L.L.C.
AFO IMAGING, INC.
AKUMIN FL, LLC
AKUMIN FLORIDA HOLDINGS, LLC
AKUMIN HEALTH ILLINOIS, LLC
AKUMIN HOLDINGS CORP.
AKUMIN OPERATING CORP.
ALLIANCE IMAGING NC, LLC
ALLIANCE ONCOLOGY OF ARIZONA, LLC
ALLIANCE RADIOSURGERY, LLC
DECATUR HEALTH IMAGING, L.L.C.
DIAGNOSTIC HEALTH CENTER OF ANCHORAGE, LLC
GREATER BOSTON MRI LIMITED PARTNERSHIP GREATER BOSTON MRI SERVICES, LLC
IMAGING CENTER OF WEST PALM BEACH, LLC
INMED DIAGNOSTIC SERVICES OF MA, LLC
LCM IMAGING, INC.
MEDICAL DIAGNOSTICS, LLC
MEDICAL OUTSOURCING SERVICES, LLC
MID-AMERICAN IMAGING, INC.
MONROE PET, LLC
MUSC HEALTH CANCER CARE ORGANIZATION, LLC
NEHE/WSIC II, LLC
NEHE-MRI, LLC
NEOSPINE BLOCKER CORP.
NEW ENGLAND HEALTH ENTERPRISES BUSINESS TRUST
NEW ENGLAND HEALTH IMAGING—HOULTON, LLC
NEW ENGLAND MOLECULAR IMAGING LLC
PET SCANS OF AMERICA CORP.
PMI PARTNERS, LLC
PREFERRED IMAGING AT CASA LINDA PLAZA, LLC PREFERRED IMAGING AT THE MEDICAL CENTER, LLC PREFERRED IMAGING HEB, LLC
PREFERRED IMAGING OF AUSTIN, LLC
PREFERRED IMAGING OF CORINTH, LLC
PREFERRED IMAGING OF DENTON, LLC
PREFERRED IMAGING OF FORT WORTH, LLC PREFERRED IMAGING OF FRISCO, LLC
PREFERRED IMAGING OF GARLAND, LLC
PREFERRED IMAGING OF GRAPEVINE/COLLEYVILLE, LLC
PREFERRED IMAGING OF IRVING, LLC
PREFERRED IMAGING OF MCKINNEY, LLC
PREFERRED IMAGING OF MESQUITE, LLC
PREFERRED IMAGING OF PLANO, LLC
PREFERRED IMAGING ON PLANO PARKWAY, LLC PREFERRED OPEN MRI, LLC
ROUND ROCK IMAGING, LLC
SHARED P.E.T. IMAGING, LLC
SMT HEALTH SERVICES, LLC
SYNCMED, LLC

THREE RIVERS HOLDING, LLC
TIC ACQUISITION HOLDINGS, LLC
USR HOLDINGS, LLC
VISTA PEM PROVIDERS, LLC
WESTERN MASSACHUSETTS MAGNETIC RESONANCE SERVICES, LLC
WOODLAND DIAGNOSTIC IMAGING, LLC

/s/ Riadh Zine
Riadh Zine
Authorized Signatory/CEO

Exhibit A

Restructuring Support Agreement